Exhibit 10.2

ESIO Franchising, LLC

FRANCHISE AGREEMENT

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FRANCHISE AGREEMENT

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	3.11	Process for Approval of New Suppliers and Vendors. .	7

	3.12	Consistency of Franchise Assets. .	7

	3.13	Consent to Sharing of Information; Appointment as Attorney in Fact..	7

	3.14	Pricing. .	7

	3.15	Specifications, Standards and Procedures.	7

	3.16	Compliance with Laws and Good Business Practices.	8

	3.17	Management and Personnel of the Franchise.	8

	3.18	Insurance.	8

	3.19	Credit Cards and Other Methods of Payment.	9

4.	FRANCHISE; OPERATING PRINCIPAL; GUARANTY		9

	4.1	Operating Principal..	9

	4.2	Supervision of Franchise Business..	9

	4.3	Interests in Franchisee.	10

	4.4	Guaranty of Franchisee’s Obligations. .	10

5.	GUIDANCE; OPERATIONS MANUAL		10

	5.1	Guidance and Assistance.	10

	5.2	Operations Manual.	11

	5.3	Modifications to System.	11

	5.4	Advisory Councils.	11

6.	FEES		11

	6.1	Initial Franchise Fee.	11

	6.2	Royalty Fee.	11

	6.3	Advertising Fee.	12

	6.4	Interest on Late Payments.	12

	6.5	Late Fees.	12

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	6.6	Electronic Funds Transfer.	12

	6.7	Application of Payments.	13

7.	MARKS		13

	7.1	Ownership and Goodwill of Marks.	13

	7.2	Limitations on Franchisee’s Use of Marks.	13

	7.3	Notification of Infringements and Claims.	13

	7.4	Discontinuance of Use of Marks.	13

	7.5	Indemnification of Franchisee.	14

8.	RELATIONSHIP OF THE PARTIES; INDEMNIFICATION		14

	8.1	Independent Contractor; No Fiduciary Relationship.	14

	8.2	No Liability, No Warranties.	14

	8.3	Indemnification by You.	14

9.	CONFIDENTIAL INFORMATION		15

	9.1.	Types of Confidential Information	15

	9.2.	Non-Disclosure Agreement.	15

	9.3.	Agreement to Not Compete.	15

10.	ADVERTISING		15

	10.1	By Company	15

	10.2	By Franchisee.	17

	10.3.	Local and Regional Advertising Cooperatives.	17

	10.4.	Websites.	17

11.	ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS		17

12.	INSPECTIONS AND AUDITS		18

	12.1	Company’s Right to Inspect the Franchise.	18

	12.2	Company’s Right to Audit.	18

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13.	TRANSFERS		18

	13.1	Transfer by Us.	18

	13.2	Transfer by You.	19

14.	TERMINATION OF THE FRANCHISE		22

	14.1	Termination Without Cure Period.	22

	14.2	Termination Following Expiration of Cure Period.	23

	14.3	Illegality.	23

15.	RIGHTS AND OBLIGATIONS OF COMPANY AND FRANCHISE OWNER UPON TERMINATION OR EXPIRATION OF THE FRANCHISE		24

	15.1	Payment of Amounts Owed to Company.	24

	15.2	Marks.	24

	15.3	De-Identification.	24

	15.4	Confidential Information.	24

	15.5	Covenant Not to Compete.	24

	15.6	Return of Financed Equipment..	24

	15.7	Company’s Option to Acquire the Business Assets.	24

	15.8	Continuing Obligations.	25

16.	ENFORCEMENT		25

	16.1	Invalid Provisions; Substitution of Valid Provisions.	25

	16.2	Unilateral Waiver of Obligations.	25

	16.3	Written Consents from Franchisor.	25

	16.4	Lien and Security Interest.	25

	16.5	No Guarantees.	26

	16.6	No Waiver.	26

	16.7	Cumulative Remedies.	26

	16.8	Specific Performance; Injunctive Relief.	26

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	16.9	Mediation and Arbitration.	26

	16.10	Waiver of Punitive Damages and Jury Trial; Limitations of Actions.	28

	16.11	Governing Law/Consent To Jurisdiction.	28

	16.12	Binding Effect.	28

	16.13	No Liability to Others; No Other Beneficiaries.	28

	16.14	Construction.	28

	16.15	Joint and Several Liability.	28

	16.16	Multiple Originals.	29

	16.17	Timing Is Important.	29

	16.18	Independent Provisions.	29

17.	NOTICES AND PAYMENTS		29

18.	INDEPENDENT PROFESSIONAL JUDGMENT OF YOU AND YOUR GENERAL MANAGER		29

19.	ENTIRE AGREEMENT		29

20.	AMENDMENTS OR MODIFICATIONS		29

21.	FRANCHISEE’S ACKNOWLEDGEMENT OF BUSINESS RISK AND ABSENCE OF GUARANTEE		29

EXHIBITS
EXHIBIT 1	EXPIRATION DATE, PROTECTED TERRITORY, GRAND OPENING ADVERTISING, AND FRANCHISING OPENING SCHEDULE
EXHIBIT 2	OWNERSHIP STRUCTURE
EXHIBIT 3	[INTENTIONALLY DELETED]

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ESIO FRANCHISING, LLC

FRANCHISE AGREEMENT

This Franchise Agreement (this or the “Agreement”) is being entered as of August 14, 2012 (“Effective Date”). The parties to this Agreement are ESIO Franchising, LLC, a Delaware limited liability company (“Franchisor” “the Company” “we,” “us,” or “ESIO”); and Tempco, Inc., a Delaware corporation (“you,” or “Franchisee”), and, if you are a partnership, corporation, or limited liability company, your “Principals” (defined below).

1.          INTRODUCTION.

This Agreement is written in an informal style to make it more easily readable and so you become familiar with all of the important rights and obligations covered in the Agreement before you sign it.  This Agreement includes several exhibits, all of which are legally binding and are an integral part of the complete Agreement.

In this Agreement, we refer to ESIO Franchising, LLC as “we,” “us,” or the “Company.”  We refer to you as “you,” or “Franchisee.”  If you are a corporation, partnership or limited liability company, you will notice certain provisions that are applicable to those principal shareholders, partners or members on whose business skill, financial capability and personal character we are relying in entering into this Agreement.  Those individuals will be referred to in this Agreement as “Principals.”

Through the expenditure of considerable time, effort and money, we and our affiliates have devised a system for the establishment and operation of an ESIO business model that specializes in providing ESIO Beverage Systems for in-home and in-office use along with offering a wide variety of ESIO hot and cold drink products for use with ESIO Beverage Systems, and other related services and products (all of which we refer to in this Agreement as the “System”).  We identify the System by the use of certain trademarks, service marks and other commercial symbols, including the mark “ESIO” and certain associated designs, artwork and logos, which we may change or add to from time to time (the “Marks”).

This Agreement is being presented to you because you have expressed a desire to develop and own, and operate an ESIO Franchise (we refer to your ESIO franchise hereinafter as the “Franchise” or the “Franchised Business”).  We expressly disclaim making, and you acknowledge that you have not received or relied on, any guarantee, express or implied, as to the revenues, profits, or likelihood of success of the ESIO Franchise venture contemplated by this Agreement.  You acknowledge that there have been no representations by us or our officers, directors, members, employees, or agents that are inconsistent with the statements made in our current Franchise Disclosure Document concerning the Franchised Business, or the provisions of this Agreement. (See Section 21 of this Agreement).  You further represent to us, as an inducement to our entering into this Agreement with you, that there have been no misrepresentations to us in your application for the rights granted by this Agreement, or in the financial information provided by you and your Principals.

2.          GRANT OF FRANCHISE.

2.1        Grant of Franchise.  Subject to the provisions of this Agreement, we grant to you the right to operate one (1) ESIO Franchise offering all products, services, and proprietary programs of ours, in accordance with all elements of the System, that we may require for ESIO Franchises.

2.2        Term.  The Term of this Agreement is ten (10) years from the Effective Date of this Agreement. You must operate the Franchise from a site (“the Site”) within the territory you select and we approve (“the Protected Territory”), and use the System and the Marks in the operation of that Franchise during the Term of this Agreement.  The Initial Term will begin on the Agreement Date.  (For convenience, the expiration date of the Initial Term is listed on Exhibit 1.)  Termination or expiration of this Agreement will constitute a termination or expiration of your Franchise.  (All references to the “term” of this Agreement refer to the period from the Agreement Date to the date on which this Agreement actually terminates or expires.)

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2.3        Full Term Performance; Minimum Requirements. You specifically agree to operate the Franchise, perform the obligations of this Agreement, and continuously exert your best efforts to promote and enhance the business of the Franchise for the Term and any Renewal Terms (as defined in Section 2.6 of this Agreement).  The continuation of your exclusive rights to the Protected Territory, and your rights to continue your Franchised Business, generally depends upon your compliance with your obligations under your Franchise Agreement.  However, you must also satisfy beverage system development expectations on a monthly basis during the Term and Renewal Terms of this Agreement in order to maintain your rights as a Franchised Business in the Protected Territory.  The development expectations requirements for ESIO Beverage Systems during the Term and Renewal Terms of this Agreement are as follows:

Minimum Sales Requirement	Time Frame
20 ESIO Beverage Systems per month	For the first twelve (12) months after opening for business
30 ESIO Beverage Systems per month	For each and every month thereafter including Renewal Terms

If your Franchised Business includes more than one ESIO Franchise, the Minimum Sales Requirements must be met for each ESIO Franchise separately and is not cumulative.

2.4        Protected Territory; Reference to Exhibit 1; Reservation of Rights. You acknowledge that the Franchise granted by this Agreement gives you the right to operate your Franchise within the Protected Territory described in Exhibit 1.  Your Protected Territory shall encompass at least 30,000 Qualified Residential Households, as determined by us, a Developer, or other sources approved by us.  A “Qualified Residential Household” means a residential household earning a median annual income of $50,000 or higher.  You and we will mutually designate your Protected Territory prior to or after you sign this Agreement.

(a)        You will have the rights to solicit, sell, market and/or distribute ESIO products and services to residential households and businesses within your Protected Territory.

(b)        No Exclusive Rights.  You will not receive an exclusive territory and ESIO products and services may be available from us or third party retail outlets, online distributors, and other third parties within the Protected Territory.  Therefore, you may face competition from franchisor-owned outlets, or from other channels of distribution or competitive brands that we control.  You also may face competition from distributors and/or retail outlets including department stores, grocery stores, and convenience stores distributing or selling ESIO products in your Protected Territory. However, as long as you remain in compliance with your Franchise Agreement, we will not establish additional ESIO Franchises owned by us, our affiliates, or other ESIO franchisees in your Protected Territory that market, solicit, or service residential households.  We may enter into other lines of business offering similar or dissimilar products or services under other trademarks and services marks, or under the Marks, that market to business customers both within and outside of your Protected Territory.  Such non-franchised businesses may offer ESIO products and services to residential households in your Protected Territory as an incidental part of their business operations without having to pay you special compensation.

(c)        Limited Territorial Rights.  You may not offer ESIO products and services outside your Protected Territory without obtaining our prior written consent.  Likewise, ESIO Franchises outside of your Protected Territory, owned by us, our affiliates, or other franchisees may not solicit and sell authorized ESIO services and products to residential customers residing in your Protected Territory without having to pay you special compensation.  You may not discount your pricing to attract residential customers who live in the Protected Territory of another ESIO Franchise.  You have no options or rights of first refusal to purchase additional franchises, but may apply to us for the right to operate additional ESIO Franchises and/or Developer Franchises under separate agreements.  Your Protected Territory may not be modified under any circumstances unless you and we both agree to the change.

(d)        No Rights to Customers Outside Your Protected Territory.  You may accept customers only from persons or companies located within your Protected Territory.  You may not solicit customers from

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outside your Protected Territory without our prior written approval.  If you accept such solicited customers from outside your Protected Territory (“Outside Protected Territory Customer”), then the Company has the right to require you to deliver such customers to us or other franchises in whose Protected Territory that customer resides. However, you may accept business in your Protected Territory resulting from referrals or unsolicited inquiries from customers outside your Protected Territory.   We may, in our sole discretion, but shall not be obligated to, implement a program awarding special compensation to franchisees for referring Outside Protected Territory Customers to the franchisee who should service such customer.

2.5        Franchisor’s Reservation of Rights.  Except as otherwise provided in Section 2.4, we retain all rights with respect to ESIO Franchises, the Marks and the System, including the right to (by way of example only and not as a limitation):

(a)        operate, or grant to others the right to operate, ESIO Franchises and Developer Franchises located outside of your Protected Territory on terms and conditions we deem appropriate;

(b)        provide or grant other persons the right to provide goods and services that are similar to and/or competitive with those provided by ESIO Franchises within your Protected Territory, through any distribution channel other than an ESIO Franchise (including, but not limited to retail outlets, department stores, grocery stores and convenience stores) under the Marks;

(c)        provide and grant rights to other persons to provide, goods and services dissimilar to and/or not competitive with those provided by ESIO Franchises to customers located within your Protected Area;

(d)        acquire the assets or ownership interest of businesses providing products and services similar to those provided at ESIO Franchises, and franchising, licensing, or creating similar arrangements with respect to those acquired businesses, wherever those businesses or their franchisees or licensees are located (including in your Protected Territory);

(e)        be acquired (regardless of the form of transaction) by any business or person, including a business providing products and services similar to those provided at ESIO Franchises or Regional Developer Franchises or another business, even if the acquiring business operates, franchises, or licenses competitive businesses within the Protected Territory or Development Area; and

(f)        provide or offer ESIO products and services to business customers within or outside of your Protected Territory through ESIO’s affiliates or dealers of ESIO products and services.

2.6        Renewal of Franchise.

(a)        Franchisee’s Right to Renew.  Subject to the provisions of subparagraph (b) below, and if you have substantially complied with all provisions of this Agreement and all other agreements between us, on expiration of the Initial Term, and you modify the Franchise in compliance with specifications and standards then applicable under new or renewal franchises for ESIO Franchises, you will have the right to renew the Franchise for up to two (2) additional ten (10) year terms.

(b)        Notice of Intent to Renew; Notice of Deficiencies and Other Requirements.  At least six (6) months before the expiration of the Term (or any renewal terms if additional renewal terms are available), you shall provide us with written notice of your intent to renew the Franchise Agreement.  We agree to give you written notice of any deficiencies in your operation or in the historical performance of the Franchise within thirty (30) days of receiving your notice of intent to renew that could cause us not to renew the Franchise.  If we will permit renewal, our notice will state what actions, if any, you must take to correct the deficiencies in your operation of the Franchise or of the Site, and will specify the time period in which those deficiencies must be corrected or other requirements satisfied.  Renewal of the Franchise will be conditioned on your continued

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compliance with all the terms and conditions of this Agreement up to the date of expiration.  If we send a notice of non-renewal, it will state the reasons for our refusal to renew.

(c)        Renewal Agreement; Releases.  To renew the Franchise Agreement, the Company, you and your Principals must execute the form of Franchise Agreement and any ancillary agreements we are then customarily using in the grant or renewal of franchises for the operation of ESIO Franchises (with appropriate modifications to reflect the fact that the agreement relates to the grant of a renewal franchise), except that no initial franchise fee will be payable upon renewal of the Franchise.  However, you must pay to us a renewal fee equal to fifty percent (50%) of our then-current Initial Franchise Fee for an ESIO Franchise.  You and your Principals, and your and their spouses, must also execute general releases, in a form satisfactory to us, of any and all claims against us and any affiliates we may have, and our and their respective owners, officers, directors, employees, and agents.

3.          DEVELOPMENT AND OPERATION OF THE FRANCHISE.

3.1        Site Selection. You will use your best efforts to seek and select a Site within your Protected Territory for operating your Franchise that is suitable for the operation of your Franchise.  We will not approve or disapprove the Site.  You may operate your Franchise out of a personal residence, assuming that all state and local requirements are met for a home-based business.  You may also operate your Franchise out of an office or a warehouse.

3.2        Development Obligations and Deadlines. You agree at your own expense to do the following (a) within ninety (90) days of the date of this Agreement, or within 45 days of receiving your Initial Training, whichever occurs first, or (b) if you sign this Agreement pursuant to the purchase of multiple ESIO franchises, by the Opening Deadline defined in Exhibit 1: (1) secure all financing required to fully develop the Franchise; (2) obtain all required building, utility, sign, health, sanitation and business permits and licenses and any other required permits and licenses; (3)  construct the Franchise according to the construction plans and specifications we have approved; (4) purchase and install all required equipment, furniture, furnishings and signs; (5) cause the training requirements of Section 3.3 to be completed; (6) purchase an opening inventory of products and other supplies and materials, including all marketing materials for your grand opening advertising campaign; (7)  provide proof, in a form satisfactory to us, that your operation of the Franchise at the Franchise location does not violate any applicable state or local zoning or land use laws, ordinances, or regulations, or any restrictive covenants that apply to such location; (8) provide proof, in a form satisfactory to us, that you (and/or your General Manager, as defined in Section 4.1, if any) are legally authorized and have all licenses necessary to perform all of the services to be offered by your Franchise, and that your organizational structure is consistent with all legal requirements; (9) do any other acts necessary to open the Franchise for business; (10) obtain our approval to open the Franchise for business; and (11) open the Franchise for business.

3.3        Training. You acknowledge the importance of the training program that we provide you for the exceptional operation of your Franchise.  To that end, you agree as follows:

(a)        At least forty-five (45) days before the Franchise opens for business, you and at least one, but no more than two (2), other members of your management team (a total of three (3) persons) will attend our initial training program (the “Initial Training”) at the time and place we designate.  You (if you are an individual) or at least one of your Principals (if you are a legal entity), your General Manager (if any) and other employees that we designate must complete this initial training program to our satisfaction.  The Initial Training may include classroom instruction and Franchise operation training, and will be furnished at our training facility, an ESIO franchise location we designate, your Franchise location, and/or at another location we designate.  Our Initial Training programs may be different for each employee depending on their responsibilities at the Franchise.  There will be no tuition charge for the persons whom we require to attend any Initial Training program; however, additional personnel of yours may attend the Initial Training only if you pay to us, for each additional attendee, a daily attendance fee in an amount to be determined by us.  All persons who attend our Initial Training must attend and complete the program to our satisfaction.  If we, in our sole discretion, determine that any General Manager

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or employee whom we require to attend any Initial Training program is unable to satisfactorily complete such program, then you must not hire that person, and must hire a substitute General Manager or employee (as the case may be), who must enroll in the Initial Training program within fifteen (15) days thereafter, and complete the Initial Training to our satisfaction.

(b)        You agree to complete additional training programs at places and times as we may request from time to time during the term of this Agreement.

(c)        You agree to have your General Manager (if any) and/or other employees who attend our Initial Training complete additional training programs at places and times as we may request from time to time during the term of this Agreement.

(d)        In addition to providing the Initial Training described above, we reserve the right to offer and hold such additional ongoing training programs and franchise owners meetings regarding such topics and at such times and locations as we may deem necessary or appropriate.  We also reserve the right to make any of these training programs mandatory for you and/or designated owners, employees, and/or representatives of yours.  We may charge you a daily attendance fee in an amount to be set by us for each attendee of yours who attends any mandatory or optional training program or owners meeting.  If we offer any such mandatory training programs, then you or your designated personnel must attend each of the programs offered on an annual basis.

(e)        You agree to pay all wages and compensation owed to, and travel, lodging, meal, transportation, and personal expenses incurred by, all of your personnel who attend our Initial Training and/or any mandatory or optional training we provide.

(f)        The Franchise’s General Manager (if any) and other employees shall obtain all certifications and licenses required by law in order to perform their responsibilities and duties for the Franchise.

3.4        Required Hardware and Software. You agree to use in the development and operation of the Franchise the computer systems and operating software (“Computer System”) that we specify from time to time.  You acknowledge that we may modify such specifications and the components of the Computer System from time to time.  As part of the Computer System, we may require you to obtain specified computer hardware and/or software, including without limitation a license to use proprietary software developed by us or others.  Our modification of such specifications for the components of the Computer System may require you to incur costs to purchase, lease and/or obtain by license new or modified computer hardware and/or software, and to obtain service and support for the Computer System during the term of this Agreement.  You acknowledge that we cannot estimate the future costs of the Computer System (or additions or modifications thereto), and that the cost to you of obtaining the Computer System (or additions or modifications thereto), including software, may not be fully amortizable over the remaining term of this Agreement.  Nonetheless, you agree to incur such costs in connection with obtaining the computer hardware and software comprising the Computer System (or additions or modifications thereto).  Within sixty (60) days after you receive notice from us, you agree to obtain the components of the Computer System that we designate and require.  You further acknowledge and agree that we and our affiliates have the right to charge a reasonable systems fee for software or systems installation services; modifications and enhancements specifically made for us or our affiliates that are licensed to you; and other maintenance and support Computer System-related services that we or our affiliates furnish to you.  You will have sole responsibility for: (1) the acquisition, operation, maintenance, and upgrading of your Computer System; (2) the manner in which your Computer System interfaces with our computer system and those of third parties; and (3) any and all consequences that may arise if your Computer System is not properly operated, maintained, and upgraded.

3.5        Equipment, Furniture, Fixtures, Furnishings and Signs. You agree to use in the development and operation of the Franchise only those brands, types, and/or models of equipment, furniture, fixtures, furnishings, and signs we have approved.

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3.6        Franchise Opening. You agree not to open the Franchise for business until: (1) all of your obligations under Sections 3.1 through 3.5 have been satisfied; (2) we determine that the Franchise has been constructed, furnished, equipped, and stocked with materials and supplies in accordance with plans and specifications we have provided or approved; (3) you and any of your  employees whom we require complete our pre-opening Initial Training (as defined herein) to our satisfaction; (4) the Initial Franchise Fee (as defined herein) and all other amounts due to us have been paid; (5) you have furnished us with copies of all insurance policies required by Section 3.18 of this Agreement, or have provided us with appropriate alternative evidence of insurance coverage and payment of premiums as we have requested; and (6) we have approved any marketing, advertising, and promotional materials you desire to use in connection with your grand opening, as provided in Section 3.7 of this Agreement.

3.7        Grand Opening Program. You agree to spend the amount set forth in Exhibit 1 on a grand opening advertising and promotional program for the Franchise, and use any particular media and advertising agencies we may designate in connection with such program.  We agree to furnish you such advice and guidance we deem appropriate with respect to your grand opening advertising and promotional program, and reserve the right to require that you allow us to conduct grand opening marketing and advertising on your behalf.  In such event, you agree to reimburse us for all costs incurred by us in preparing and implementing the grand opening advertising and promotional program.

3.8        Standards of Operation and Marketing. Franchisee must operate the Franchised Business with the highest integrity and good business standards, and must use his best efforts to enhance, to the satisfaction of Franchisor, the goodwill associated with the Marks.   All advertising you employ must be completely factual, in good taste (in our judgment), and conform to the highest standards of ethical advertising and all legal requirements.  You agree that in all dealings with us, your customers, your suppliers, and public officials, you will adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct.  You further agree to refrain from any business or advertising practice that may be harmful to the business of the Company, the Franchise, the Franchise System and/or the goodwill associated with the Marks and other ESIO franchises.

3.9        No Disparagement.  Franchisee must not disparage to any person, Franchisor, its employees, representatives or agents, its products or the Marks.

3.10      Approved Suppliers and Vendors.

(a)        We have developed or may develop various unique products or services that may be prepared according to our formulations.  We have approved, and will continue to periodically approve, specifications for suppliers and distributors (which may include us and/or our affiliates) for products or services required to be purchased by, or offered and sold by ESIO Franchises, that meet our standards and requirements, including without limitation standards and requirements relating to product quality, prices, consistency, reliability, and customer relations.  You agree that the Franchise will: (1) purchase any required products or services in such quantities as we designate; (2) utilize such formats, formulae, and packaging for products as we prescribe; and (3) purchase all designated products and services only from distributors and other suppliers we have approved.

(b)        We may approve a single distributor or other supplier (collectively “Supplier”) for any product, and may approve a supplier only as to certain products.  We may concentrate purchases with one or more suppliers to obtain lower prices or the best advertising support or services for any group of ESIO Franchises franchised or operated by us.  Approval of a supplier may be conditioned on requirements relating to the frequency of delivery, concentration of purchases, standards of service (including prompt attention to complaints), or other criteria, and may be temporary, pending our continued evaluation of the supplier from time to time.

(c)        We or any of our affiliates may be an approved supplier or the only approved supplier of certain products or services to be purchased by you for use and/or sale in conjunction with your operation of the Franchised Business.  We reserve the right to charge any licensed manufacturer engaged by us a royalty to manufacture products for us, or to receive commissions or rebates from vendors that supply goods or services to

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you.  We or any affiliates we may have may also derive income from our sale of products or services to you, and may sell these items at prices exceeding our or their costs in order to make a profit on the sale.

3.11      Process for Approval of New Suppliers and Vendors.  If you would like to purchase any items from any unapproved supplier, then you must submit to us a written request for approval of the proposed supplier.  We have the right to inspect the proposed supplier’s facilities, and require that product samples from the proposed supplier be delivered, at our option, either directly to us, or to any independent, certified laboratory that we may designate, for testing.  We may charge you a supplier evaluation fee (not to exceed the reasonable cost of the inspection and the actual cost of the test) to make the evaluation.  We reserve the right to periodically re-inspect the facilities and products of any approved supplier, and revoke our approval if the supplier does not continue to meet any of our criteria.  Franchisee must contract with Franchisor’s approved vendors to provide credit card and gift card processors and services, maintenance and service for Franchisee’s equipment and computers (hardware and software), Internet service, e-mail services and other services designated by Franchisor.  Franchisee may request that Franchisor add certain vendors or suppliers to Franchisor’s list of approved vendors and suppliers by notifying Franchisor in writing.  Franchisor may require Franchisee to submit samples or specifications for examination or testing, at Franchisee’s expense, to determine if the supplies or products meet Franchisor’s specifications in such areas as weight, size, shape, delivery, performance, consistency, warranties, design, appearance, atmosphere and price.  Franchisor will advise Franchisee of its approval or denial of approval within 45 days after receipt of all applicable information.

3.12      Consistency of Franchise Assets.  Franchisee must cause the Franchised Business and Franchise vehicles, beverage equipment, operating equipment and goods to be consistent in color, design and style with the standards adopted and approved by Franchisor from time to time.  Franchisee must maintain the appearance and atmosphere of the Franchise, vehicles and beverage equipment, and operating equipment used in connection with the Franchise, in accordance with the standards that Franchisor may adopt from time to time.  If Franchisor so requests, Franchisee, at his expense, must remodel and update Franchisee’s vehicle, inventory, office, and other Franchise assets to Franchisor’s then current standards.  Any variations in color, design, style, appearance or atmosphere must be approved in writing by Franchisor.

3.13      Consent to Sharing of Information; Appointment as Attorney in Fact. Franchisee hereby consents to Franchisor’s (and its representatives’ and agents’) meetings, communications and solicitations and authorizes his employees, suppliers, vendors, lenders, equipment lessors and customers to provide Franchisor any information and/or documents that Franchisor may request, in its sole discretion, and Franchisee expressly waives any and all rights that Franchisee may have in connection with the disclosure of that information and those documents to Franchisor and its representatives and agents, and the use of that information by Franchisor or its representatives or agents.  Franchisee will promptly execute such documents, and take such other and further actions, as Franchisor may request to confirm or effectuate Franchisor’s rights pursuant to this Section 3.13.  Franchisee irrevocably appoints and constitutes Franchisor and its designated representatives and agents, with full power of substitution, as Franchisee’s agent and attorney-in-fact for and on behalf of, and in Franchisee’s name, and at Franchisee’s expense, to execute such documents and to take such other and further actions.  This special power of attorney will be deemed to be coupled with an interest and will be irrevocable.  The provisions of this Section 3.13 will survive the expiration or termination of this Agreement.

3.14      Pricing.  As a service to Franchisee and other franchisees of Franchisor, Franchisor may, but is not obligated to, utilize its experience and the data obtained from all of its franchisees to establish and maintain a suggested schedule of prices for products and services of the Franchised Business.  In addition, Franchisor may establish required maximum prices for products and services of the Franchised Business and Franchisee will be required to comply with that maximum pricing schedule.

3.15      Specifications, Standards and Procedures. You agree to comply with all mandatory specifications, standards, and operating procedures relating to the appearance, function, and operation of the Franchise.  Any mandatory specifications, standards, and operating procedures that we prescribe from time to time in the Operations Manual, or otherwise communicate to you in writing, will constitute provisions of this Agreement as if

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fully set forth in this Agreement.  All references to “this Agreement” include all such mandatory specifications, standards, and operating procedures.

3.16      Compliance with Laws and Good Business Practices. You agree to secure and maintain in force in your name all required licenses, permits and certificates relating to the operation of the Franchised Business.  You also agree to operate the Franchised Business in full compliance with all applicable laws, ordinances, and regulations, including without limitation all government regulations relating to worker’s compensation insurance, unemployment insurance, and withholding and payment of federal and state income taxes, social security taxes, and sales taxes.

3.17      Management and Personnel of the Franchise. Unless we approve your employment of a General Manager to operate the Franchised Business as provided in Section 4.2, you or your Operating Principal must actively participate in the actual, on-site, day-to-day operation of the Franchised Business, and devote your full-time and best efforts for the efficient operation of the Franchised Business.  If we agree that you may employ a General Manager, then the General Manager must fulfill this requirement.  Any General Manager shall each obtain all licenses and certifications required by law before assuming his or her responsibilities at the Franchised Business.  You will ensure that your employees and independent contractors of the Franchised Business have any licenses as may be required by law, and hold or are pursuing any licenses, certifications, and/or degrees required by law or by us in the Operations Manual, as updated from time to time.  You will be exclusively responsible for the terms of your employees’ and independent contractors’ employment and compensation, and for the proper training of your employees and independent contractors in the operation of the Franchise.  You must establish any training programs for your employees and/or independent contractors that we may prescribe in writing from time to time.  You must require all employees and independent contractors to maintain a neat and clean appearance, and conform to the standards of dress that we specify in the Operations Manual, as updated from time to time.  Each of your employees and independent contractors must sign a written agreement, in a form approved by us, to maintain confidential our Confidential Information, proprietary information, and trade secrets as described in Section 9.1, and to abide by the covenants not to compete described in Section 15.5.  You must forward to us a copy of each such signed agreement.  All of your employees and independent contractors must render prompt, efficient and courteous service to all customers of the Franchise.  You agree not to recruit or hire, either directly or indirectly, any employee (or a former employee, for six (6) months after his or her employment has ended) of any ESIO Franchisee or Developer franchise operated by us, any affiliates we may have, or another ESIO Franchise owner without first obtaining the written consent of us, our affiliate, or the Franchise owner that currently employs (or previously employed) such employee.  (If you violate this provision, in addition to any other right or remedy we may have, you agree to pay the employee’s current or former employer twice the employee’s annual salary, plus all costs and attorneys’ fees incurred as a result of the violation.  This amount is set at twice the employee’s annual salary because it is a reasonable estimation of the damages that would occur from such a breach, and it will almost certainly be impossible to calculate precisely the actual damages from such a breach.)

3.18      Insurance. Before you open the Franchised Business and during any Term of this Agreement, you must maintain in force, under policies of insurance written on an occurrence basis issued by carriers with an A.M. Best rating of A-VIII or better approved by us, and in such amounts as we may determine from time to time: (1) comprehensive public, professional, product and motor vehicle liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the operation of the Franchise or otherwise in conjunction with your conduct of the Franchised Business pursuant to this Agreement, under one or more policies of insurance containing minimum liability coverage amounts as set forth in the Operations Manual; (2) general casualty insurance, including theft, cash theft, fire and extended coverage, vandalism and malicious mischief insurance, for the replacement value of the Franchised Business and its contents, and any other assets related to the operation of the Franchised Business; (3) worker’s compensation and employer’s liability insurance as required by law, with limits equal to or in excess of those required by statute; (4) business interruption insurance for a period adequate to reestablish normal business operations, but in any event not less than six (6) months; (5) any other insurance required by applicable law, rule, regulation, ordinance or licensing requirements; and (6) umbrella liability coverage with limits of not less than $1,000,000/$3,000,000 or

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such other amounts that we may establish in the Operations Manual.  We may periodically increase or decrease the amounts of coverage required under these insurance policies, and/or require different or additional kinds of insurance, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances.

(a)        Each insurance policy must name us (and, if we so request, our members, directors, employees, agents, and affiliates) as additional insureds, and must provide us with 30 days’ advance written notice of any material modification, cancellation, or expiration of the policy.  Deductibles must be in reasonable amounts, and are subject to review and written approval by us.  You must provide us with copies of policies evidencing the existence of such insurance concurrently with execution of this Agreement and prior to each subsequent renewal date of each insurance policy, along with certificates evidencing such insurance.

(b)        Prior to the expiration of the term of each insurance policy, you must furnish us with a copy of a renewal or replacement insurance policy and appropriate certificates of insurance.  If you at any time fail or refuse to maintain any insurance coverage required by us or to furnish satisfactory evidence thereof, then we, at our option and in addition to our other rights and remedies under this Agreement, may, but need not, obtain such insurance coverage on your behalf, and you shall reimburse us on demand for any costs or premiums paid or incurred by us.

(c)        Notwithstanding the existence of such insurance, you are and will be responsible for all loss or damage and contractual liability to third persons originating from or in connection with the operation of the Franchise, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom; and you agree to defend, indemnify and hold us harmless of, from, and with respect to any such claims, loss or damage, which indemnity shall survive the termination or expiration and non-renewal of this Agreement.  In addition to the requirements of the foregoing paragraphs of this Section 10.8, you must maintain any and all insurance coverage in such amounts and under such terms and conditions as may be required in connection with your lease or purchase of the Site.

(d)        Your obligation to maintain insurance coverage as described in this Agreement will not be reduced in any manner by reason of any separate insurance we maintain on our own behalf, nor will our maintenance of that insurance relieve you of any obligations under Section 7 of this Agreement.

3.19      Credit Cards and Other Methods of Payment. You must at all times have arrangements in existence with Visa, Master Card, American Express and any other credit and debit card issuers or sponsors, check verification services, and electronic fund transfer systems that we designate from time to time, in order that the Franchise may accept customers’ credit and debit cards, checks, and other methods of payment.  We may require you to obtain such services only through us or our affiliates or approved third party vendors.

4.          FRANCHISE; OPERATING PRINCIPAL; GUARANTY.

4.1        Operating Principal.  The Franchised Business must be (a) personally supervised by Franchisee or by a principal of Franchisee selected by Franchisee who has been approved by Franchisor and who has satisfactorily completed Franchisor’s Training Program (“Operating Principal”) or (b) directly supervised “on-site” by a manager who has been approved by Franchisor and who has satisfactorily completed Franchisor’s Training Program (“General Manager”), unless Franchisor has waived that requirement. The term “Operating Principal” means an individual with primary day-to-day responsibility for the Franchise’s operations, and may or may not be you (if you are an individual) or a Principal, officer, director, or employee of yours (if you are other than an individual).  We may or may not require that the General Manager have an equity interest in the Franchise.

4.2        Supervision of Franchise Business. The Operating Principal or General Manager will be obligated to devote his or her full time, best efforts, and constant personal attention to the Franchise’s operations, and must have full authority from you to implement the System at the Franchise.  You must not hire any General

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Manager or successor General Manager without first receiving our written approval of such General Manager’s qualifications.  Each General Manager and successor General Manager must attend and complete our Initial Training (as defined herein).  Each General Manager must sign a written agreement, in a form approved by us, to maintain confidential our Confidential Information described in Section 9.1, and to abide by the covenants not to compete described in Section 15.5.  You must forward to us a copy of each such signed agreement.  If we determine, in our sole discretion, during or following completion of the Initial Training program, that your General Manager (if any) is not qualified to act as General Manager of the Franchise, then we have the right to require you to choose (and obtain our approval of) a new individual for that position.  The Operating Principal or General Manager must spend at least 40 hours per week overseeing the operation of the Franchised Business.  The name of the Operating Principal or General Manager who will supervise the Franchised Business is set forth on the signature page of this Agreement.  Any changes must be approved by Franchisor.

4.3        Interests in Franchisee. You and each Principal represent, warrant and agree that all “Interests” in Franchisee are owned in the amount and manner described in Exhibit 2.  No Interests in Franchisee will, during the term of this Agreement, be “public” securities (i.e., securities that require, for their issuance, registration with any state or federal authority).  (An “Interest” is defined to mean any shares, membership interests, or partnership interests of Franchisee and any other equitable or legal right in any of Franchisee’s stock, revenues, profits, rights or assets.  When referring to Franchisee’s rights or assets, an “Interest” means this Agreement, Franchisee’s rights under and interest in this Agreement, any ESIO Franchise, or the revenues, profits or assets of any ESIO Franchise.)  You and each Principal also represent, warrant, and agree that no Principal’s Interest has been given as security for any obligation (i.e., no one has a lien on or security interest in a Principal’s Interest), and that no change will be made in the ownership of an Interest other than as expressly permitted by this Agreement or as we may otherwise approve in writing.  You and each Principal agree to furnish us with such evidence as we may request from time to time to assure ourselves that the Interests of Franchisee and each of your Principals remain as permitted by this Agreement, including a list of all persons or entities owning any Interest, as defined above.

4.4        Guaranty of Franchisee’s Obligations.  In consideration of, and as an inducement to, the execution of this Agreement, each Principal of the Franchisee and their respective spouses shall personally and unconditionally sign our form of Guaranty and Acceptance of Obligations attached as Exhibit 3, guarantying to us and our successors and assigns that the Franchisee will punctually pay and perform each and every undertaking, agreement and covenant set forth in this Agreement; and agreeing to be personally bound by, and personally liable for the breach of, each and every provision in this Agreement.  Franchisee shall not change its ownership structure without complying with all of the terms and conditions of this Section.  Within ten (10) days of any change in Franchisee’s ownership structure, Franchisee shall submit a revised Exhibit 2 to us and any new Principals shall sign our then current form Guaranty and Acceptance of Obligations.

5.          GUIDANCE; OPERATIONS MANUAL.

5.1        Guidance and Assistance. During the term of this Agreement, we may from time to time furnish you guidance and assistance with respect to: (1) specifications, standards, and operating procedures used by ESIO  Franchise franchises; (2) purchasing approved equipment, furniture, furnishings, signs, materials and supplies; (3) development and implementation of local advertising and promotional programs; (4) general operating and management procedures; (5) establishing and conducting employee training programs for your Franchise; and (6) changes in any of the above that occur from time to time.  This guidance and assistance may, in our discretion, be furnished in the form of bulletins, written reports and recommendations, operations manuals and other written materials (the “Operations Manual”), and/or telephone consultations and/or personal consultations at our offices or your Franchise.  If you request—and if we agree to provide—any additional, special on-site training of your personnel or other assistance in operating your Franchise, then you agree to pay a daily training fee in an amount to be set by us, and all expenses we incur in providing such training or assistance, including any wages or compensation owed to, and travel, lodging, transportation, and living expenses incurred by, our Company personnel.

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5.2        Operations Manual. We will provide you with electronic access to our confidential Operations Manual. It will contain mandatory and suggested specifications, standards, and operating procedures that we prescribe from time to time for your Franchise, as well as information relative to other obligations you have in the operation of the Franchise.  The Operations Manual may be composed of or include audiotapes, videotapes, computer disks, compact disks, and/or other written or intangible materials.  We may make all or part of the Manual available to you through various means, including the Internet or other reasonable means.  A previously delivered Operations Manual may be superseded from time to time with replacement materials to reflect changes in the specifications, standards, operating procedures and other obligations in operating the Franchise.  You must routinely access and review the Operations Manual, and if you and we have a dispute over the contents of the Operations Manual, then our master copy of the Operations Manual will control.  You agree that you will not at any time copy any part of the Operations Manual, permit it to be copied, disclose it to anyone not having a need to know its contents for purposes of operating your Franchise, or share it with anyone without our permission.  If your access to the Operations Manual is lost or you do not have internet access that will permit you to access the Operations Manual, then you must request a written copy from us at our then-applicable charge.

5.3        Modifications to System. We will continually be reviewing and analyzing developments on the sale and repair of the latest technology products, and based upon our evaluation of this information, may make changes in the System, including but not limited to adding new components to services offered and equipment used and sold by ESIO Franchises.  Moreover, changes in laws regulating the services offered by ESIO Franchises may (a) require us to restructure our franchise program, (b) require your General Manager (if any) and employees to obtain additional licenses or certifications, (c) require you to retain or establish relationships with additional professionals and specialists, and/or (d) require you to modify your ownership or organizational structure.  You agree, at our request, to modify the operation of the Franchise to comply with all such changes, and to be solely responsible for all related costs.

5.4        Advisory Councils. You agree to participate in, and, if required, become a member of any advisory councils or similar organizations we form or organize for ESIO Franchise franchises.

6.         FEES.

6.1        Initial Franchise Fee. In consideration of the rights and franchise granted Franchisee by this Agreement, assistance, materials and services to be received by Franchisee from Franchisor, Franchisee agrees to pay Franchisor an initial fee (“Initial Franchise Fee”) of $29,000 upon the execution of this Agreement.  Franchisee must pay the Initial Franchise Fee in a lump sum and sign the Franchise Agreements for all Franchises being purchased upon signing the first Franchise Agreement to which the purchase corresponds.  Franchisee agrees the Initial Franchise Fee shall be fully earned by Franchisor upon execution of this Agreement and cannot, and shall not, be refunded to Franchisee under any circumstances.

6.2        Royalty Fee. You agree to pay us a Royalty Fee (“Royalty Fee”) on a monthly basis based upon the chart below.

Year 1	Year 2	Year 3	Year 4	Years 5-10 and Renewal terms
$400 per month	$800 per month	$1200 per month	$1,600 per month	$2,000 per month

The Royalty Fee will be payable monthly via automatic debit on the day of the month we specify.  You and we acknowledge and agree that the Royalty Fee represents compensation paid by you to us for the guidance and assistance we provide and for the use of our Marks, Confidential Information (as defined herein), know-how, and other intellectual property we allow you to use under the terms of this Agreement.  The Royalty Fee does not represent payment for the referral of customers to you, and you acknowledge and agree that the services we offer to you and our other ESIO franchisees do not include the referral of customers.

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6.3        Advertising Fee. Recognizing the value of advertising to the goodwill and public image of ESIO Franchise franchises, we may, in our sole discretion, establish, maintain and administer an advertising fund (the “Ad Fund”) for such advertising as we may deem necessary or appropriate in our sole discretion.  Once we establish an Ad Fund, you agree to contribute to the Ad Fund an amount equal to:

Year 1	Year 2	Year 3	Year 4	Years 5-10 and Renewal terms
$100 per month	$200 per month	$300 per month	$400 per month	$500 per month

We will provide you with thirty (30) days’ advance notice of the establishment of an Ad Fund.  These advertising fees (the “Advertising Fees”) will be payable monthly via automatic debit at the same time as your Royalty Fees payable under Section 6.2 above.  A further description of the Ad Fund and your obligations with respect to advertising and promoting the Franchise is found in Section 11 of this Agreement.

6.4        Grace Period.  The parties agree that for a period ending six months from the date that Franchisee begins operation of the ESIO Franchised Business no Royalties or Advertising Fees shall be owed to Franchisor.  For purposes of this Agreement, Year 1 shall begin on the date six months and one day from the date the Franchised Business opens for business.  Each subsequent calendar year shall run from the date one year (365 days) from the beginning of Year 1. If Year 1 begins in the middle of a calendar month, your first month’s Royalty Fees and Advertising Fees shall be prorated.

6.5        Interest on Late Payments. All Royalty Fees, Advertising Fees, amounts due from you for purchases from us or our affiliates, and other amounts which you owe us or our affiliates (unless otherwise provided for in a separate agreement between us or our affiliates) will begin to accrue interest after their respective due dates at the greater of (i) the highest commercial contract interest rate permitted by state law, or (ii) the rate of fifteen percent (15%) per annum.  You acknowledge that the inclusion of this Section in this Agreement does not mean we agree to accept or condone late payments, nor does it indicate that we have any intention to extend credit to, or otherwise finance your operation of the Franchise.  We have the right to require that any payments due to us or any affiliates we may have be made by certified or cashier’s check in the event that any automatic payment is not honored by the bank upon which the check is drawn.  We also receive the right to charge you a fee of $100 for any payment that is not honored by the bank upon which it is drawn.  Payments due us or our affiliates will not be deemed received until such time as funds from the deposit of any amount, whether check or automatic debit, is collected from your account.

6.6        Late Fees.  If Franchisee fails to provide Franchisor or Franchisor’s Regional Developer any necessary statement, reports, information or documentation by the applicable deadline, Franchisee must pay Franchisor a fee in the amount of $100 per delinquent statement, report, information or documentation per week as long as that that failure continues.

6.7        Electronic Funds Transfer. Franchisee authorizes Franchisor to draw drafts against Franchisee’s bank accounts for the full amount of the Royalties, Advertising Fees, and for any other amounts that Franchisee owes to Franchisor or its Affiliates or Franchisee’s cooperative advertising association (for example, for promotional materials) pursuant to the Franchise Agreement or any other agreement between the parties.  Simultaneously with signing this Agreement, Franchisee must sign a pre-authorization form, in the form attached as Exhibit J to the Disclosure Document, to enable Franchisor to do so.  In addition, from time to time at Franchisor’s reasonable request, Franchisee must sign those other and further documents as Franchisor may require enabling Franchisor to draw drafts against Franchisee’s bank accounts for such purposes.  Our use of electronic funds transfers as a method of collecting Royalty Fees and Advertising Fees due us does not constitute a waiver of any of your obligations to provide us with reports as provided in Section 12, nor shall it be deemed a waiver of any of the rights and remedies available to us under this Agreement.

6.8        Application of Payments. When we receive a payment from you, we have the right in our sole discretion to apply it as we see fit to any past due indebtedness of yours due to us or our affiliates, whether for

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Royalty Fees, Advertising Fees, purchases, interest, or for any other reason, regardless of how you may designate a particular payment should be applied.

6.9        Right of Offset.  Franchisee shall have no rights of offset and may not withhold any monies due to Franchisor or its affiliates under this Agreement or any other agreement between Franchisee and Franchisor and/or its affiliates. Further, Franchisor may offset any amounts payable to Franchisee pursuant to this Agreement against any unpaid amounts payable to Franchisor or its Affiliates pursuant to this Agreement or any agreement: (i) executed in connection with this Agreement; (ii) executed between Franchisor and/or its Affiliates on one hand and Franchisee, its Principals, Affiliates, or Guarantors on the other hand.

7.          MARKS

7.1        Ownership and Goodwill of Marks. You acknowledge that your right to use the Marks is derived solely from this Agreement, and is limited to your operation of the Franchise pursuant to and in compliance with this Agreement and all applicable standards, specifications, and operating procedures we prescribe from time to time during the term of the Franchise.  You understand and acknowledge that our right to regulate the use of the Marks includes, without limitation, any use of the Marks in any form of electronic media, such as Websites (as defined herein) or web pages, or as a domain name or electronic media identifier.  If you make any unauthorized use of the Marks, it will constitute a breach of this Agreement and an infringement of our rights in and to the Marks.  You acknowledge and agree that all your usage of the Marks and any goodwill established by your use will inure exclusively to our benefit and the benefit of our affiliates, and that this Agreement does not confer any goodwill or other interests in the Marks on you (other than the right to operate the Franchise in compliance with this Agreement).  All provisions of this Agreement applicable to the Marks will apply to any additional trademarks, service marks, commercial symbols, designs, artwork, or logos we may authorize and/or license you to use during the term of this Agreement.

7.2        Limitations on Franchisee’s Use of Marks. You agree to use the Marks as the sole trade identification of the Franchise, except that you will display at the Franchise location a notice, in the form we prescribe, stating that you are the independent owner of the Franchise pursuant to a Franchise Agreement with us.  You agree not to use any Mark as part of any corporate or trade name or with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos and additional trade and service marks licensed to you under this Agreement), or in any modified form.  You also shall not use any Mark or any commercial symbol similar to the Marks in connection with the performance or sale of any unauthorized services or products, or in any other manner we have not expressly authorized in writing.  You agree to display the Marks in the manner we prescribe at the Franchise and in connection with advertising and marketing materials, and to use, along with the Marks, any notices of trade and service mark registrations we specify.  You further agree to obtain any fictitious or assumed name registrations as may be required under applicable law.

7.3        Notification of Infringements and Claims. You agree to immediately notify us in writing of any apparent infringement of or challenge to your use of any Mark, or claim by any person of any rights in any Mark or similar trade name, trademark, or service mark of which you become aware.  You agree not to communicate with anyone except us and our counsel in connection with any such infringement, challenge, or claim.  We have the right to exclusively control any litigation or other proceeding arising out of any actual or alleged infringement, challenge, or claim relating to any Mark.  You agree to sign any documents, render any assistance, and do any acts that our attorneys say is necessary or advisable in order to protect and maintain our interests in any litigation or proceeding related to the Marks, or to otherwise protect and maintain our interests in the Marks.

7.4        Discontinuance of Use of Marks. If it becomes advisable at any time in our sole judgment for the Franchise to modify or discontinue the use of any Mark, or use one or more additional or substitute trade or service marks, including the Marks used as the name of the Franchise, then you agree, at your sole expense, to comply with our directions to modify or otherwise discontinue the use of the Mark, or use one or more additional or substitute trade or service marks, within a reasonable time after our notice to you.

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7.5        Indemnification of Franchisee. We agree to indemnify you against, and reimburse you for, all damages for which you are held liable in any trademark infringement proceeding arising out of your use of any Mark pursuant to and in compliance with this Agreement, and for all costs you reasonably incur in the defense of any such claim in which you are named as a party, so long as you have timely notified us of the claim, and have otherwise complied with this Agreement.  At our option, we may defend and control the defense of any proceeding relating to any Mark.

8.          RELATIONSHIP OF THE PARTIES; INDEMNIFICATION.

8.1        Independent Contractor; No Fiduciary Relationship. Both you and we understand and agree that this Agreement does not create a fiduciary relationship between you and us, that you and we are independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose whatsoever.  You agree to conspicuously identify yourself in all your dealings with customers, suppliers, public officials, Franchise personnel, and others as the owner of the Franchise pursuant to a Franchise Agreement with us, and to place any other notices of independent ownership on your forms, business cards, stationery, advertising, and other materials as we may require from time to time.

8.2        No Liability, No Warranties.  We have not authorized or empowered you to use the Marks except as provided by this Agreement, and you agree not to employ any of the Marks in signing any contract, check, purchase agreement, negotiable instrument or legal obligation, application for any license or permit, or in a manner that may result in liability to us for any indebtedness or obligation of yours.  Except as expressly authorized by this Agreement, neither you nor we will make any express or implied agreements, warranties, guarantees or representations, or incur any debt, in the name of or on behalf of the other, or represent that your and our relationship is other than that of franchisor and franchisee.

8.3        Indemnification by You.  You agree to indemnify, defend, and hold us, any affiliates, subsidiaries, and parents, we may have, and our and their respective owners, directors, officers, shareholders, employees, insurers, agents, successors, and assigns (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”), harmless against, and to reimburse such Indemnified Parties for, all such liabilities, obligations, damages, and taxes for which any Indemnified Party may be held liable, and for all costs the Indemnified Party reasonably may incur in the defense of any such claim brought against the Indemnified Party, or in any such action in which the Indemnified Party may be named as a party, including without limitation actual and consequential damages; reasonable attorneys’, accountants’, and/or expert witness fees; cost of investigation and proof of facts; court costs; other litigation expenses; and travel and living expenses.  Each Indemnified Party may, at its sole option, either: (a) permit you to conduct the defense or prosecution of the matter at your sole cost; or (2) assume control of the defense or prosecution, in which case all expenses will be paid or reimbursed by you.

(b)        You further agree to hold us harmless and indemnify and defend us for all costs, expenses, and/or losses we incur in enforcing the provisions of this Agreement, defending our actions taken relating to this Agreement, or resulting from your breach of this Agreement, including without limitation reasonable arbitrator’s and attorneys’ fees (including those for appeal), unless, after legal proceedings are completed, you are found to have fulfilled and complied with all of the terms of this Agreement.  Your indemnification obligations described above will continue in full force and effect after, and notwithstanding, the expiration or termination of this Agreement.

(c)        We assume no liability related to any agreements, representations, or warranties you make that are not expressly authorized under this Agreement, nor will we be obligated for any damages to any person or property directly or indirectly arising out of the operation of the business you conduct pursuant to this Agreement, whether or not caused by your negligent or willful action or failure to act.  We will have no liability for any sales, use, excise, income, gross receipts, property, or other taxes levied against you or your assets, or on us, in connection with the business you conduct, or any payments you make to us pursuant to this Agreement.

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9.          CONFIDENTIAL INFORMATION

9.1.       Types of Confidential Information. We possess certain unique confidential and proprietary information and trade secrets consisting of the following categories of information, methods, techniques, products, and knowledge developed by us, including but not limited to: (1) services and products offered and sold at ESIO franchises; (2) knowledge of sales and profit performance of any one or more ESIO franchises; (3) knowledge of sources of products sold at ESIO franchises, advertising and promotional programs; (4) methods, techniques, formats, specifications, procedures, information, systems, and knowledge of, and experience in, the development, operation, and franchising of ESIO franchises; (5) the selection and methods of training employees; and (6) patents, copyrights, trademarks, service marks, patentable materials, copyrightable materials, and other trade secrets and proprietary information.  We will disclose much of the above-described information to you in advising you about Site selection, providing our Initial Training, the Operations Manual, and providing guidance and assistance to you under this Agreement.  In addition, in the course of the operation of your Franchise, you or your employees may develop ideas, concepts, methods, or techniques of improvement relating to the Franchise that you agree to disclose to us, and that we may then authorize you to use in the operation of your Franchise, and may use or authorize others to use in other ESIO franchises owned or franchised by us or our affiliates.  (Any such information disclosed to or developed by you will be referred to in this Agreement as “Confidential Information”.)

9.2.       Non-Disclosure Agreement. You agree that your relationship with us does not vest in you any interest in the Confidential Information, other than the right to use it in the development and operation of the Franchise, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition.  You acknowledge and agree that the Confidential Information belongs to us, may contain trade secrets belonging to us, and is disclosed to you or authorized for your use solely on the condition that you agree, and you therefore do agree, that you (1) will not use the Confidential Information in any other business or capacity; (2) will maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement; (3) will not make unauthorized copies of any portion of the Confidential Information disclosed in written form, or any other form that may be copies or duplicated; and (4) will adopt and implement all reasonable procedures we may prescribe from time to time to prevent unauthorized use or disclosure of the Confidential Information, including without limitation restrictions on disclosure to your employees, and the use of non-disclosure and non-competition agreements we may prescribe or approve for your shareholders, partners, members, officers, directors, employees, independent contractors, or agents who may have access to the Confidential Information.

9.3.       Agreement to Not Compete.  During the term of this Agreement, neither you, any of your Principals, nor any member of your Principal’s immediate family will have any direct or indirect interest (e.g., through a spouse) as a disclosed or beneficial owner, investor, partner, director, officer, controlling shareholder, employee, consultant, representative or agent, or in any other capacity, in a Competitive Business (defined below), whether located within or outside the Protected Territory, without our prior written consent.

10.        ADVERTISING.

10.1      By Company.

(a)        We may, at any time upon thirty (30) days written notice to you, establish, maintain, and administer an Ad Fund to support and pay for national, regional, or local marketing programs that we deem necessary, desirable, or appropriate to promote the good will and image of all ESIO Franchise franchises.  If an Ad Fund is created, you will contribute a monthly Advertising Fee as set forth in Section 6.3.  Any Franchises owned by us or any affiliates will contribute to the Ad Fund on at least the same basis as you do.

(b)        We have the exclusive right to direct all advertising programs financed by the Ad Fund, with sole and absolute discretion over the creative concepts, materials, and endorsements used in them, and the

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geographic, market, and media placement and allocation of the programs.  Among the programs, concepts, and expenditures for which we may utilize the Ad Fund monies are:  (i) creative development and production of print ads, commercials, radio spots, point of purchase materials, direct mail pieces, door hangers, and other advertising and promotional materials; (ii) creative development, preparation, production and placement of video, audio, and written materials and electronic media; (iii) media placement and buying, including all associated expenses and fees; (iv) administering regional and multi-regional marketing and advertising programs; (v) market research and customer satisfaction surveys, including the use of secret shoppers; (vi) the creative development of, and actual production associated with, premium items, giveaways, promotions, contests, public relation events, and charitable or nonprofit events; (vii) creative development of new program offerings; (h) recognition and awards events and programs; (viii) system recognition events, including periodic national and regional conventions and meetings; (ix) Website, extranet and/or intranet development and maintenance; (x) development, implementation, and maintenance of an electronic commerce Website and reservation system and/or related strategies; (xi) retention and payment of advertising and promotional agencies and other outside advisors including retainer and management fees; and (xii) public relations and community involvement activities and programs.

(c)        The Ad Fund will be accounted for separately from other funds of the Company, and will not be used to defray any of our general operating expenses, except for any reasonable salaries, administrative costs, and overhead we may incur in activities reasonably related to the administration, development, and operations of the Ad Fund and its advertising programs (including without limitation conducting market research, preparing advertising and marketing materials, and collecting and accounting for contributions to the Ad Fund).  We may spend in any fiscal year an amount greater or less than the total contributions to the Ad Fund in that year.  We and our affiliates may be reimbursed by the Ad Fund for administrative expenses directly related to the Ad Fund’s marketing programs, including without limitation, conducting market research, preparing advertising and marketing materials, and collecting and accounting for contributions to the Ad Fund.  We may use the Ad Fund to pay the administrative costs of the Ad Fund including managing the advertising, marketing, and promotional programs and payment of outside suppliers utilized by the Ad Fund, and we may use the Ad Fund to pay the reasonable salaries and benefits of personnel (including our personnel and our affiliates’ personnel) who manage and administer the Ad Fund.  We may use the Ad Fund to pay for other administrative costs, travel expenses of personnel while they are on Ad Fund business, meeting costs, overhead relating to Ad Fund business, and other expenses that we incur in activities reasonably related to administering or directing the Ad Fund and its programs.  We will prepare an annual statement of monies collected and costs incurred by the Ad Fund and will make it available to you on written request.

(d)        You understand and acknowledge that the Ad Fund will be intended to maximize recognition of the Marks and patronage of ESIO Franchises.  Although we will endeavor to use the Ad Fund to develop advertising and marketing materials, and to place advertising in a manner that will benefit all ESIO Franchises, we undertake no obligation to ensure or make any representations that expenditures by the Ad Fund in or affecting any geographic area will be proportionate or equivalent to contributions to the Ad Fund by ESIO Franchise franchises operating in that geographic area, or that any ESIO Franchises will benefit directly or in proportion to its contribution to the Ad Fund from the development of advertising and marketing materials or the placement of advertising.  Except as expressly provided in this Section, we assume no direct or indirect liability or obligation to you with respect to the maintenance, direction, or administration of the Ad Fund.

(e)        We will have the right to terminate the Ad Fund by giving you thirty (30) days’ advance written notice.  All unspent monies on date of termination will be divided between the Company and the contributing ESIO Franchise franchisees in proportion to our and their respective contributions.  At any time thereafter, we will have the right to reinstate the Ad Fund under the same terms and conditions as described in this Section (including the rights to terminate and reinstate the Ad Fund) by giving you thirty (30) days’ advance written notice of reinstatement.

10.2      By Franchisee. You agree not to use any advertising or promotional materials that we have not preapproved in writing.  You will be solely responsible and liable to ensure that all advertising, marketing, and

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promotional materials and activities you prepare comply with applicable, federal, state, and local law and regulations, and the condition of any agreements or orders to which you may be subject.

10.3.     Local and Regional Advertising Cooperatives. You agree that we may, in our sole discretion, designate any geographic area for purposes of establishing a local or regional advertising cooperative (a “Co-op”).  We may also require that any Co-op be changed, dissolved or merged.  You and we agree that if we established a Co-op that includes all or a portion of your Protected Territory, participation by you in that Advertising Co-op with other ESIO Franchises 1is mandatory.  In such an event, you will execute any membership agreement that we may require, which will be consistent for each Co-op member.  You agree that the following provisions will apply to each Co-op:

(a)        We may, but have no obligation to, require that the Co-op operate from written governing documents;

(b)        Each Co-op will be administered by ESIO Franchise franchisees who are members of the Co-op, as duly elected by participating franchisees;

(c)        No promotional or advertising plans may be used by a Co-op without our prior written approval.  All plans and materials must be submitted to us in the process described in this Agreement and the Operations Manual;

(d)        Each Co-op will have the right to require its members to make contributions to the Co-op in an amount the Co-op solely determines; and

(e)        Each Co-op must prepare annual financial statements that are available for review by us and the members of the Co-op.

10.4.     Websites. You agree to maintain a microsite connected to and in conformity with our Website.  Your microsite (as defined below) will be deemed “advertising” under this Agreement, and will be subject to, among other things, the need to obtain our prior written approval in accordance as to content and substance as set forth in this Agreement.  As used in this Agreement, the term “microsite” means an interactive Franchise specific electronic document(s), contained in a network of computers linked by communications software that you operate or authorize others to operate, and that refers to the Franchise, the Marks, us, and/or the System.  In connection with your microsite, you agree to the following:

(a)        In addition to any other applicable requirements, you will comply with our standards and specifications for microsites and/or websites as we prescribe in the Operations Manual or otherwise in writing.

(b)        You will establish your microsite as part of our Website and/or establish electronic links to our Website

(c)        You will not establish or use any other website without our prior written approval.

(d)        If you propose any material revision to the microsite or any of the information contained in the microsite, you will submit each such revision to us for our prior written approval.

11.        ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS.  YOU AGREE TO ESTABLISH AND MAINTAIN AT YOUR OWN EXPENSE BOOKKEEPING, ACCOUNTING, AND RECORD KEEPING SYSTEMS CONFORMING TO THE REQUIREMENTS, DATA PROCESSING, AND REGISTER SYSTEMS AND FORMATS, IF ANY, WHICH WE PRESCRIBE FROM TIME TO TIME.  THESE SYSTEMS MAY INCLUDE THE CAPABILITY OF BEING POLLED BY OUR CENTRAL COMPUTER SYSTEM, WHICH YOU AGREE TO PERMIT.  WITH RESPECT TO THE OPERATION AND FINANCIAL CONDITION OF THE FRANCHISE, YOU AGREE TO FURNISH US IN THE FORM WE PRESCRIBE FROM TIME TO

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TIME: (1) BY THE DAY OF EACH MONTH THAT WE MAY SPECIFY, A PROFIT AND LOSS STATEMENT FOR THE PRECEDING CALENDAR MONTH, AND A YEAR-TO-DATE PROFIT AND LOSS STATEMENT AND BALANCE SHEET; (2) WITHIN NINETY (90) DAYS AFTER THE END OF YOUR FISCAL YEAR, A FISCAL YEAR-END BALANCE SHEET, AND AN ANNUAL PROFIT AND LOSS STATEMENT FOR THAT FISCAL YEAR, REFLECTING ALL YEAR-END ADJUSTMENTS; AND (3) SUCH OTHER REPORTS AS WE PRESCRIBE FROM TIME TO TIME.  YOU MUST SPECIFY AND SIGN EACH REPORT AND FINANCIAL STATEMENT REQUIRED BY THIS SECTION IN THE MANNER WE PRESCRIBE.  IF WE DO NOT RECEIVE ANY REPORT BY THE ESTABLISHED DEADLINE, THEN YOU MUST PAY TO US A NON-REFUNDABLE LATE FEE OF $100.00.  ADDITIONAL LATE FEES OF $100.00 PER WEEK WILL BE ASSESSED FOR EACH WEEK THEREAFTER THAT THE REPORT IS NOT SUBMITTED.  YOU AGREE TO MAINTAIN AND FURNISH UPON OUR REQUEST COMPLETE COPIES OF FEDERAL AND STATE INCOME TAX RETURNS YOU FILE WITH THE INTERNAL REVENUE SERVICE AND STATE TAX DEPARTMENTS, REFLECTING REVENUES AND INCOME OF THE FRANCHISE OR THE CORPORATION, PARTNERSHIP, OR LIMITED LIABILITY COMPANY THAT HOLDS THE FRANCHISE.  WE RESERVE THE RIGHT TO REQUIRE YOU TO HAVE AUDITED OR REVIEWED FINANCIAL STATEMENTS PREPARED BY A CERTIFIED PUBLIC ACCOUNTANT ON AN ANNUAL BASIS.

12.        INSPECTIONS AND AUDITS.

12.1      Company’s Right to Inspect the Franchise. To determine whether you and the Franchise are complying with this Agreement and the specifications, standards, and operating procedures we prescribe for the operation of the Franchise, we or our agents have the right, at any reasonable time and without advance notice to you, to:  (1) inspect the Site or any equipment used by the Franchisee in operating the Franchise; (2) observe the operations of the Franchise for such consecutive or intermittent periods as we deem necessary; (3) interview personnel of the Franchise; (4) interview customers of the Franchise; (5) inspect and copy any books, records and documents relating to the operation of the Franchise; and (6) to evaluate the Franchise by performing core business reviews and operation standards reviews.  You agree to fully cooperate with us in connection with any of those inspections, observations, reviews, and interviews.  You agree to present to your customers any evaluation forms we periodically prescribe, and agree to participate in, and/or request that your customers participate in, any surveys performed by or on our behalf.  Based on the results of any such inspections and audits and your other reports, we may provide to you such guidance and assistance in operating your Franchise as we deem appropriate.

12.2      Company’s Right to Audit. We have the right at any time during business hours, and without advance notice to you, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, sales and income tax records and returns and other records of the Franchise, and the books and records of any corporation, limited liability company, or partnership that holds the Franchise.  You agree to fully cooperate with our representatives and any independent accountants we may hire to conduct any inspection or audit.  If the inspection or audit is necessary because of your failure to furnish any reports, supporting records, other information or financial statements as required by this Agreement, or to furnish such reports, records, information, or financial statements on a timely basis, then you agree to pay us all monies owed, plus interest, and reimburse us for the cost of such inspection or audit, including without limitation any attorneys’ fees and/or accountants’ fees we may incur, and the travel expenses, room and board, and applicable per diem charges for our employees.  The above remedies are in addition to all our other remedies and rights under this Agreement or under applicable law.

13.        TRANSFERS.

13.1      Transfer by Us. You acknowledge and represent: (i) that we maintain a staff to manage and operate the System and that staff members can change as employees come and go; (ii) you have not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with us in that capacity; (iii)  we have the absolute, unrestricted right, exercisable at any time to change our ownership or form and/or transfer and assign all or any part of our rights and obligations under this Agreement to any person or legal entity

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without your consent; (iv) we may also cause a subsidiary or affiliate of ours to perform any or all of our obligations and exercise any or all of our rights under this Agreement and under any Franchise Agreement; (v) we may assign our rights under this Agreement and any other agreement between you and us to any third party, without your consent or approval as long as such third party expressly assumes our obligations under this Agreement; (vi) after our transfer or assignment of this Agreement to a third party who expressly assumes the obligations under this Agreement, we shall have no further obligations to perform under this Agreement.

13.2      Transfer by You.

(a)        Definition of Transfer.  As used in this Agreement the term “Transfer” means any voluntary, involuntary, direct or indirect assignment, sale, gift, exchange, grant of a security interest, or occurrence of any other event which would or might change the ownership of any Interest, and includes, without limitation:  (1) the Transfer of ownership of capital stock, partnership interest or other ownership interest; (2) merger or consolidation, or issuance of additional securities representing an ownership interest in Franchisee; (3) sale of common  stock of Franchisee sold pursuant to a private placement or registered public offering; (4) Transfer of an Interest in a divorce proceeding or otherwise by operation of law; or (5) Transfer of an Interest by will, declaration of or transfer in trust, or under the laws of intestate succession.

(b)        Organization. If you are a corporation, partnership or limited liability company (or if this Agreement is assigned to a corporation, partnership or limited liability company with our approval), you represent and warrant to us that you are and will continue to be throughout the term of this Agreement, duly organized and validly existing in good standing under the laws of the state of your incorporation, registration or organization, that you are qualified to do business and will continue to be qualified to do business throughout the term of this Agreement in all states in which you are required to qualify, that you have the authority to execute, deliver and carry out all of the terms of this Agreement, and that during the term of this Agreement the only business you (i.e., the corporate, partnership or limited liability entity) will conduct will be the development, ownership and operation of the Franchise.

(c)        No Transfer Without Our Approval. You understand and acknowledge that the rights and duties created by this Agreement are personal to you and that we have entered into this Agreement in reliance on the individual or collective character, skill, aptitude, attitude, business ability, and financial capacity of you and your Principals.  Accordingly, neither this Agreement nor any part of your interest in it, nor any Interest (as defined in Section 4.3) of Franchisee or a Principal, may be Transferred (see definition below) without our advance written approval.  Any Transfer that is made without our approval will constitute a breach of this Agreement and convey no rights to or interests in this Agreement, you, the Franchise, or any other ESIO franchise.

(d)        We will not unreasonably withhold consent to a Transfer of an Interest by a Principal to a member of his or her immediate family or to your key employees, so long as all Principals together retain a “controlling Interest” (i.e., the minimum ownership percentage listed in Exhibit 2), although we reserve the right to impose reasonable conditions on the Transfer as a requirement for our consent.

13.3      Conditions for Approval of Transfer. If you and your Principals are in full compliance with this Agreement, we will not unreasonably withhold our approval of a Transfer that meets all the applicable requirements of this Section 13.  The person or entity to whom you wish to make the Transfer, or its principal owners (“Proposed New Owner”), must be individuals of good moral character and otherwise meet our then applicable standards for ESIO Franchise franchisees.  If you propose to

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Transfer this Agreement, the Franchise or its assets, or any Interest, or if any of your Principals proposes to Transfer a controlling Interest in you or make a Transfer that is one of a series of Transfers which taken together would constitute the Transfer of a controlling Interest in you, then all of the following conditions must be met before or at the time of the Transfer:

(a)        the Proposed New Owner must have sufficient business experience, aptitude, and financial resources to operate the Franchise, as determined by the sole discretion of the franchisor;

(b)        you must pay any amounts owed to us and our affiliates;

(c)        the Proposed New Owner’s directors and such other personnel as we may designate must have successfully completed our Initial Training program, and shall be legally authorized and have all licenses necessary to perform the services offered by the Franchise.  The Proposed New Owner shall be responsible for any wages and compensation owed to, and the travel and living expenses (including all transportation costs, room, board and meals) incurred by, the attendees who attend the Initial Training program;

(d)        if your lease for the Site requires it, the lessor must have consented to the assignment of the lease of the Site to the Proposed New Owner;

(e)        you must pay us a Transfer fee equal to $1,500 and must reimburse us for any reasonable expenses incurred by us in investigating and processing any Proposed New Owner where the Transfer is not consummated for any reason;

(f)        you and your Principals and your and their spouses must execute a general release (in a form satisfactory to us) of any and all claims you and/or they may have against us, our affiliates, and our and our affiliates’ respective officers, directors, employees, and agents;

(g)        we must approve the material terms and conditions of the proposed Transfer, including without limitation that the price and terms of payment are not so burdensome as to adversely affect the operation of the Franchise;

(h)        the Franchise shall have been placed in an attractive, neat and sanitary condition.

(i)         you and your Principals (or, in the case of Principals making any such Transfer, those Principals) must execute a non-competition agreement in favor of both the Company and the Proposed New Owner agreeing that for a period of twelve (12) months from the date of the Transfer you (or, in the case of Principals making any such Transfer, those Principals) will not have any direct or indirect interest as a disclosed or beneficial owner, investor, partner, director, officer, manager, employee, consultant, representative, or agent, or in any other capacity, in any business (1) offering or selling products or services the same as or similar to the services offered or sold by the ESIO Franchise or by any other ESIO Franchise or affiliate, and (2) located within a twenty (25) mile radius of the Protected Territory of the ESIO Franchise, or any other ESIO franchises then in existence, or the Protected Territory for which an ESIO Franchise has been approved.

(j)         you and your Principals must enter into an agreement with us providing that all obligations of the Proposed New Owner to make installment payments of the purchase price (and any interest on it) to you or your Principals will be subordinate to the obligations of the Proposed New Owner to pay any amounts payable under this Agreement or any new Franchise Agreement that we may require the Proposed New Owner to sign in connection with the Transfer.

(k)        the Franchise shall have been determined by us to contain all equipment and fixtures in good working condition, as were required at the initial opening of the Franchise.  The Proposed New Owner shall have agreed, in writing, to make such reasonable capital expenditures to remodel, equip, modernize and

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redecorate the interior and exterior of the Site in accordance with our then existing plans and specifications for an ESIO Franchise, and shall have agreed to pay our expenses for plan preparation or review, and Site inspection.

(l)        Upon receiving our consent for the Transfer or sale of the Franchise, the Proposed New Owner shall agree to assume all of your obligations under this Agreement in a form acceptable to us, or, at our option, shall agree to execute a new Franchise Agreement with us in the form then being used by us.  We may, at our option, require that you guarantee the performance, and obligations of the Proposed New Owner.

(m)        You must have properly offered us the opportunity to exercise our right of first refusal as described below, and we must have then declined to exercise it.

13.4      Right of First Refusal.

(a)        If you or any of your Principals wishes to Transfer any Interest, we will have a right of first refusal to purchase that Interest as follows.  The party proposing the Transfer (the “transferor”) must obtain a bona fide, executed written offer (accompanied by a “good faith” earnest money deposit of at least five percent (5%) of the proposed purchase price) from a responsible and fully disclosed purchaser, and must submit an exact copy of the offer to us.  You also agree to provide us with any other information we need to evaluate the offer, if we request it within fifteen (15) days of receipt of the offer.  We have the right, exercisable by delivering written notice to the transferor within thirty (30) days from the date of last delivery to us of the offer and any other documents we have requested, to purchase the Interest for the price and on the terms and conditions contained in the offer, except that we may substitute cash for any form of payment proposed in the offer, and will not be obligated to pay any “finder’s” or broker’s fees that are a part of the proposed Transfer.  We also will not be required to pay any amount for any claimed value of intangible benefits, for example, possible tax benefits that may result by structuring and/or closing the proposed Transfer in a particular manner or for any consideration payable other than the bona fide purchase price for the Interest proposed to be transferred.  (In fact, we may in our sole and absolute discretion withhold consent to any proposed Transfer if the offer directly or indirectly requires payment of any consideration other than the bona fide purchase price for the Interest proposed to be transferred.)  Our credit will be deemed equal to the credit of any other proposed purchaser, and we will have at least sixty (60) days to prepare for closing.  We will be entitled to all customary representations and warranties given purchasers in connection with such sales.  If the proposed Transfer includes assets not related to the operation of the Franchise, we may purchase only the assets related to the operation of the Franchise or may also purchase the other assets.  (An equitable purchase price will be allocated to each asset included in the Transfer.)

(b)        If we do not exercise our right of first refusal, the transferor may complete the sale to the Proposed New Owner pursuant to and on the terms of the offer, as long as we have approved the Transfer as provided in this Section 13.  You must immediately notify us of any changes in the terms of an offer.  Any material change in the terms of an offer before closing will make it a new offer, revoking any previous approval or previously made election to purchase and giving us a new right of first refusal effective as of the day we receive formal notice of a material change in the terms.  If the sale to the Proposed New Owner is not completed within one hundred (120) days after we have approved the Transfer, our approval of the proposed Transfer will expire.  Any later proposal to complete that proposed Transfer will be deemed a new offer, giving us a new right of approval and right of first refusal effective as of the day we receive formal notice of the new (or continuing) proposal.  We will not exercise a right of first refusal with respect to a proposed Transfer of less than a controlling interest to a member of a Principal’s immediate family or to your key employees.

13.5      Death and Disability.  Upon the death or permanent disability of you or a Principal, the executor, administrator, conservator or other personal representative of the deceased or disabled person must show due diligence and Transfer the deceased or disabled person’s Interest within a reasonable time, not to exceed twelve (12) months from the date of death or permanent disability, to a person we have approved.  Such Transfers, including without limitation transfers by a will or inheritance, will be subject to all the terms and conditions for

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assignments and Transfers contained in this Agreement.  Failure to so dispose of an Interest within the twelve (12) month period of time will constitute grounds for termination of this Agreement.

13.6      Effect of Consent to Transfer.  Our consent to a proposed Transfer pursuant to this Section 13 will not constitute a waiver of any claims we may have against you or any Principal, nor will it be deemed a waiver of our right to demand exact compliance with any of the terms or conditions of this Agreement by the Proposed New Owner.

14.        TERMINATION OF THE FRANCHISE.

14.1      Termination Without Cure Period.  In addition to the grounds for termination that may be stated elsewhere in this Agreement, we may terminate this Agreement and the rights granted by this Agreement, upon written notice to you without an opportunity to cure upon the occurrence of any of the following events:

(a)        You do not develop or open the Franchise as provided in this Agreement;

(b)        You abandon, surrender, transfer control of, lose the right to occupy the Site of, or do not actively operate the Franchisee for three (3) or more consecutive days (or three (3) or more days in any 30 day period), or your lease for or purchase of the location of the Franchise is terminated for any reason;

(c)        You or your Principals misrepresent or commit fraud in connection with, any information contained in an application for a franchise, or in any other oral or written information communicated to Franchisor;

(d)        You or your Principals assign or Transfer this Agreement, any Interest, the Franchise, or assets of the Franchise without complying with the provisions of Section 13;

(e)        You express to us or any third party the intent to file for bankruptcy protection under any article of the United States Bankruptcy Code, become insolvent or make a general assignment for the benefit of creditors.  Termination pursuant to Section 14.1 (e) shall be effective immediately upon your communication of your intent to take any action described in this Section;

(f)        You use, sell, distribute or give away any unauthorized services or products;

(g)        You or any of your Principals are convicted of or plead no contest to a felony or are convicted or plead no contest to any crime or offense that is likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks;

(h)        You or any of your Principals fail to comply with any other provision of this Agreement or any mandatory specification, standard, or operating procedure within twenty (20) days after written notice of such failure to comply is given to you; or

(i)         You or any of your Principals fail on three (3) or more separate occasions within any twelve (12) consecutive month period to submit when due any financial statements, reports or other data, information, or supporting records; pay when due any amounts due under this Agreement; or otherwise fail to comply with this Agreement, whether or not such failures to comply are corrected after notice is given to you or your Principals.

(j)         If Franchisee conducts the Franchised Business in a manner that may adversely affect the goodwill or reputation of Franchisor, its products and services or the Marks and, in Franchisor’s sole discretion, that damage is not curable. Termination will be effective immediately upon notice.

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14.2      Termination Following Expiration of Cure Period. Except for those items listed in Section 14.1 or those that specify a different specific cure period, you will have 30 days after written receipt of notice of default from us within which to remedy any default and provide evidence of that remedy to us.  If any default is not cured within that time, this Agreement will terminate without further notice to you effective immediately upon expiration of that time, unless we notify you otherwise in writing.  You will be in default under this Section 14.2 for any failure to materially comply with any of the requirements imposed by this Agreement, the Manual or otherwise in writing, or to carry out the terms of this Agreement in good faith.

(a)        If Franchisee fails to pay Franchisor any money owed to it pursuant to this Agreement or any other Agreement between Franchisor (and its Affiliates) and Franchisee and such failure is not cured within ten (10) days of Franchisor providing Franchisee with written notice of such monetary default;

(b)        If Franchisee (or its Principals, officers, managers or employees) fails to perform any obligation under this Agreement (other than a monetary default described in Section 14.2(a)), or any other agreement with Franchisor or its Affiliates; provided, however, that the failure is curable (in Franchisor’s discretion).  Termination will be effective immediately upon notice, unless that failure is curable, in which event, termination will be effective upon the 30th day after that notice, unless that failure is cured.

(c)        If Franchisee loses, or fails to obtain or maintain, any permit or license necessary to operate the Franchised Business.  Termination will be effective upon either of the following, at Franchisor’s election: (i) the date that that permit or license is lost or denied or (ii) the date 30 days after Franchisor has provided notice of termination to Franchisee, unless Franchisee has obtained or regained that permit or license within 30 days after Franchisor has provided notice of termination to Franchisee.

(d)        If any involuntary lien exceeding $10,000 is placed on Franchisee’s business assets and is not promptly (but in any event within 30 days) removed or bonded against.  Termination will be effective immediately upon notice to Franchisee by Franchisor.

(e)        If Franchisee conducts the Franchised Business in a manner that may adversely affect the goodwill or reputation of Franchisor, its products and services or the Marks and, in Franchisor’s sole discretion, that damage is curable, Franchisee will have 30 days within which to cure that damage. Termination will be effective upon the 30th day after that notice, unless that damage is cured.

(f)        If you or any of your employees violate any health or safety law, ordinance or regulation, or operate the Franchise in a manner that presents a health or safety hazard to your customers or the public and fail to begin to correct such noncompliance or violation immediately or fails to completely correct such noncompliance or violation within 24 hours after Franchisor has provided notice of such noncompliance or violation to Franchise;

(g)        If Franchisee refuses or fails to allow Franchisor access to the Franchise and such refusal or failure has not been cured within 24 hours after Franchisor has sought access.  Termination will be effective immediately upon notice to Franchisee, without any opportunity to cure.

14.3      Illegality.  In addition, if, in the opinion of our legal counsel, any provision of this Agreement is contrary to law, then you and we agree to negotiate in good faith an amendment that would make this Agreement conform to the applicable legal requirements.  If you and we are unable to reach such an agreement, or if fundamental changes to this Agreement are required to make it conform to the legal requirements, then we reserve the right to terminate this Agreement upon notice to you, in which case all of post-termination obligations set forth in Section 15 shall apply.

15.        RIGHTS AND OBLIGATIONS OF FRANCHISOR AND FRANCHISE OWNER UPON TERMINATION OR EXPIRATION OF THE FRANCHISE.

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15.1      Payment of Amounts Owed to Franchisor. You agree to pay us within five (5) days after the effective date of termination or expiration of the Franchise, or any later date that the amounts due to us are determined, all amounts owed to us or our affiliates which are then unpaid.

15.2      Marks. You agree that after the termination or expiration of the Franchise you will: (a) not directly or indirectly at any time identify any business with which you are associated as a current or former ESIO franchise or franchisee; (b) not use any Mark or any colorable imitation of any Mark in any manner or for any purpose, or use for any purpose any trademark or other commercial symbol that suggests or indicates an association with us; (c) return to us or destroy (whichever we specify) all customer lists, forms and materials containing any Mark or otherwise relating to an ESIO franchise; (d) remove all Marks affixed to uniforms or, at our direction, cease to use those uniforms; and (e) take any action that may be required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Mark.

15.3      De-Identification. If you retain possession of the Site, you agree to completely remove or modify, at your sole expense, any part of the interior and exterior decor that we deem necessary to disassociate the Site with the image of an ESIO franchise, including any signage bearing the Marks.  If you do not take the actions we request within thirty (30) days after notice from us, we have the right to enter the Site and make the required changes at your expense, and you agree to reimburse us for those expenses on demand.

15.4      Confidential Information.  You agree that on termination or expiration of the Franchise you will immediately cease to use any of the Confidential Information, and agree not to use it in any business or for any other purpose.  You further agree to immediately return to us all copies of the Operations Manual and any written Confidential Information or other confidential materials that we have loaned or provided to you.

15.5      Covenant Not to Compete.  On termination or expiration of this Agreement, you and your Principals agree that for a period of twelve (12) months after the effective date of termination or expiration, or the date on which you stop operating the Franchise, whichever is later, neither you nor your Principals will be employed by or have any direct or indirect interest (through a member of your immediate family or that of a Principal, or otherwise) as a disclosed or beneficial owner, investor, manager, or consultant in a Competitive Business.  A Competitive Business is defined as any business (1) offering products or services the same as or similar to those offered or sold at the ESIO Franchise or any other ESIO Franchise or affiliate; and (2) located within the Protected Territory or within a twenty (25) mile radius of the Protected Territory of the ESIO Franchise, or any other ESIO franchises then in existence, or the Protected Territory for which an ESIO Franchise has been approved. The ownership of one percent (1%) or less of a publicly traded company will not be deemed to be prohibited by this Section.

15.6      Return of Financed Equipment.  We have the right to require you to make the any financed equipment available to us for repossession during reasonable business hours. You will not make any claims against us or the equipment for trespass, damage or any other reason. If we take possession of the equipment we may (a) sell or lease the equipment at public or private sale or lease, and/or (b) exercise such other rights as may be allowed by applicable law. Although you agree that we have no obligation to sell the equipment, if we do sell the equipment, we will reduce your obligations to us by the amounts we receive. You will immediately pay us the remaining amounts. You agree (a) that we only need to give you 5 days advance notice of any sale of equipment and no notice of advertising, (b) to pay all of the costs we incur to enforce our rights against you, including attorney’s fees, and (c) that we will retain all of our rights against you even if we do not choose to enforce them at the time of termination.  Nothing contained in this Section 15.6 should be construed as a waiver of any rights granted to us pursuant to the Uniform Commercial Code or otherwise at law or equity.

15.7      Franchisor’s Option to Acquire the Business Assets.

(a)        Upon the termination or expiration of the Franchise, we will have the option, but not the obligation, exercisable for thirty (30) days upon written notice of you, to acquire all of the assets of the Franchise, including all approved equipment, fixtures, furniture and signs and all supplies, materials, and other items

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imprinted with any Mark, and to take an assignment of the lease for the Site and any other lease or concession agreement necessary for the operation of the Franchise at Cost minus Depreciation.  For purposes of this Agreement “Cost” shall mean the same price that you paid us or a third party for such equipment, fixtures, furniture, signs, supplies and materials.  “Depreciation” shall mean fifteen percent (15%) per year.

(b)        The closing shall occur within thirty (30) days after we exercise our option to purchase the assets or such later date as may be necessary to comply with applicable bulk sales or similar laws.  At the closing, you and we both agree to execute and deliver all documents necessary to vest title in the purchased assets and/or real property in us free and clear of all liens and encumbrances, except those assumed by us and/or to effectuate the lease of the Franchise Site.  You also agree to provide us with all information necessary to close the transaction.

(c)        We reserve the right to assign our option to purchase the assets or designate a substitute purchaser.  By signing this Agreement, you irrevocably appoint us as your lawful attorney-in-fact with respect to the matters contemplated by this Section 15.7, with full power and authority to execute and deliver in your name all documents required to be provided by you under this Section in the event you do not provide them in a timely and proper manner.  You also agree to ratify and confirm all of our acts as your lawful attorney-in-fact, and indemnify and hold us harmless from all claims, liabilities, losses or damages suffered by us in so doing.

15.8      Continuing Obligations. All obligations of this Agreement (whether yours or ours) that expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect after and notwithstanding its expiration or termination until they are satisfied in full or by their nature expire.

16.        ENFORCEMENT.

16.1      Invalid Provisions; Substitution of Valid Provisions. To the extent that the non-competition provision of Section 15.5 is deemed unenforceable because of the scope in terms of area, business activity prohibited, or length of time, you agree that the invalid provisions will be deemed modified or limited to the extent or manner necessary to make that particular provisions valid and enforceable to the greatest extent possible in light of the intent of the parties expressed in that such provisions under the laws applied in the forum in that we are seeking to enforce such provisions.

If any lawful requirement or court order of any jurisdiction (1) requires a greater advance notice of the termination or non-renewal of this Agreement than is required under this Agreement, or the taking of some other action which is not required by this Agreement, or (2) makes any provision of this Agreement or any specification, standard, or operating procedure we prescribed invalid or unenforceable, then the advance notice and/or other action required or revision of the specification, standard, or operating procedure will be substituted for the comparable provisions of this Agreement in order to make the modified provisions enforceable to the greatest extent possible.  You agree to be bound by the modification to the greatest extent lawfully permitted.

16.2      Unilateral Waiver of Obligations. Either you or we may, by written notice, unilaterally waive or reduce any obligation or restriction of the other under this Agreement.  The waiver or reduction may be revoked at any time for any reason on the (10) days’ written notice.

16.3      Written Consents from Franchisor. Whenever this Agreement requires our advance approval or consent, you agree to make a timely written request for it.  Our approval or consent will not be valid unless it is in writing.

16.4      Lien and Security Interest. To secure your performance under this Agreement and indebtedness for all sums due us or our affiliates, we shall have a lien upon, and you hereby grant us a security interest in, the following collateral and any and all additions, accessions, and substitutions to or for it and the proceeds from all of the same: (a) all inventory now owned or after-acquired by you and the Franchise, including but not limited to all inventory and supplies transferred to or acquired by you in connection with this Agreement; (b) all accounts of

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you and/or the Franchise now existing or subsequently arising, together with all interest in you and/or the Franchise, now existing or subsequently arising, together with all chattel paper, documents, and instruments relating to such accounts; (c) all contract rights of you and/or the Franchise, now existing or subsequently arising; and (d) all general intangibles of you and/or the Franchise, now owned or existing, or after-acquired or subsequently arising.  You agree to execute such financing statements, instruments, and other documents, in a form satisfactory to us, that we deem necessary so that we may establish and maintain a valid security interest in and to these assets.

16.5      No Guarantees. If in connection with this Agreement we provide to you any waiver, approval, consent, or suggestion, or if we neglect or delay our response or deny any request for any of those, then we will not be deemed to have made any warranties or guarantees upon which you may rely, and will not assume any liability or obligation to you.

16.6      No Waiver. If at any time we do not exercise a right or power available to us under this Agreement or do not insist on your strict compliance with the terms of the Agreement, or if there develops a custom or practice that is at variance with the terms of this Agreement, then we will not be deemed to have waived our right to demand exact compliance with any of the terms of this Agreement at a later time.  Similarly, our waiver of any particular breach or series of breaches under this Agreement or of any similar term in any other agreement between us and any other ESIO franchisee will not affect our rights with respect to any later breach.  It will also not be deemed to be a waiver of any breach of this Agreement for us to accept payments that are due to us under this Agreement.

16.7      Cumulative Remedies. The rights and remedies specifically granted to either you or us by this Agreement will not be deemed to prohibit either you or us from exercising any other right or remedy provided under this Agreement or permitted by law or equity.

16.8      Specific Performance; Injunctive Relief. Provided we give you the appropriate notice, we will be entitled, without being required to post a bond, to the entry of temporary and permanent injunctions and orders of specific performance to: (1)  enforce the provisions of this Agreement relating to your use of the Marks and non-disclosure and non-competition obligations under this Agreement; (2)  prohibit any act or omission by you or your employees that constitutes a violation of any applicable law, ordinance, or regulation; constitutes a danger to the public; or may impair the goodwill associated with the Marks or ESIO franchises; or (3)  prevent any other irreparable harm to our interests.  If we obtain an injunction or order of specific performance, then you shall pay us an amount equal to the total of our costs of obtaining it, including without limitation reasonable attorneys’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, and any damages we incur as a result of the breach of any such provision.  You further agree to waive any claims for damage in the event there is a later determination that an injunction or specific performance order was issued improperly.

16.9      Mediation and Arbitration.  The parties acknowledge it is in their best interest to resolve any dispute which arises in a consistent and orderly manner.  Therefore, the parties agree to diligently pursue informal negotiations, internal appeal procedure, or other informal methods (“Informal Methods”) to resolve any such dispute.  In the event such Informal Methods are unsuccessful, the parties agree as follows.

(a)        Non-Binding Mediation.  All claims, controversies or disputes that arise between the parties which relates in any way to this Agreement, the purchase or operation of the Franchised Business or the relationship between you and us, must be submitted to non-binding mediation before an action may be brought in a court of competent jurisdiction or in arbitration.  At the request of either party, the mediation will be conducted in secrecy.  The parties to the mediation will share equally in its cost and expenses, except those costs and expenses incurred separately by each party.  The mediation process will be deemed “Completed” when the parties agree that it has been completed, the mediator declares that any impasse exists or 60 days have elapsed since the date of the initiating party’s notice to the other party that it is initiating the mediation process, whichever occurs first.

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(b)        Arbitration.  Once the mediation has been Completed, the parties must submit any unresolved dispute to arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.  All claims, controversies or disputes and controversies arising out of or relating in any way to this Agreement, the purchase or operation of the Franchised Business or the relationship between you and us will, to the fullest extent permitted by Federal Arbitration Act, be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in Maricopa County, Arizona.

i.          Arbitration Procedures.  The demand for Arbitration (“Demand”) will contain a description of the claim, dispute, or controversy and the remedy requested.  In no event may a Demand be made after the date when the institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred by the applicable statute of limitations or laches.  The appointed arbitrator shall have the authority to dismiss claims for failure to comply with the applicable statute of limitations or laches. Any claim requesting relief or an award of less than Twenty thousand and 00/100 Dollars ($20,000.00) will be conducted before a single independent and impartial arbitrator selected pursuant to the Commercial Arbitration Rules of the AAA.  For any claim requesting relief or an award of greater than Twenty thousand and 00/100 Dollars ($20,000.00), the arbitration will be conducted before a panel of three (3) independent and impartial arbitrators selected pursuant to the Commercial Arbitration Rules of the AAA.  Unless otherwise mutually agreed, all arbitrators shall be lawyers licensed by the State of Arizona, with five (5) or more years’ experience in the practice of Commercial Law and approved to be on an AAA Panel.  The arbitrator will issue a reasoned award, with findings of fact and conclusions of law.  Actions to enforce an express obligation to pay monies may be brought under the Expedited Procedures of the AAA’s Commercial Arbitration Rules.  The Federal Arbitration Act shall govern, excluding all state arbitration laws.  Arizona law will govern all other issues.  With respect to discovery, the arbitrator shall require each party to make a good cause showing before such discovery will be granted.

ii.          Appealability of Award.  Either party may appeal the final award of the arbitrator(s) to the appropriate U.S. District Court.  The Court’s review of the arbitrator’s findings of fact will be under the clearly erroneous standard, and the Court’s review of all legal rulings will be de novo.  If it should be determined that this provision regarding appealability of the award is not enforceable, then either party may appeal the arbitrator’s final award to a panel of three arbitrators chosen under AAA procedures, which will employ the same standards of review stated immediately above.

(c)        Certain Disputes Exempted.  Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 16.9(a) and (b) do not apply in cases where (i) Franchisor brings an action for an express obligation to pay monies, declaratory relief, preliminary or permanent equitable relief, any action at law for damage to Franchisor’s goodwill, the Confidential Information, the Marks or other property or for fraudulent conduct by Franchisee; (ii) the delay resulting from the mediation process may adversely affect Franchisor’s financial condition or endanger or adversely affect the public (for example, unhealthy, unsafe or unsanitary conditions would continue to exist) or (iii) Franchisor in good faith believes that the controversy or dispute would not be resolved through the mediation process.

(d)        Other Disputes.  Disputes concerning the validity or scope of arbitration, including whether a dispute is subject to arbitration, are beyond the authority of the arbitrator(s) and will be determined by a court of competent jurisdiction pursuant to the Federal Arbitration Act, 9 U.S.C. §1 et seq., as amended from time to time.

(e)        Survives Termination.  The provisions of this Section 16 will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement, however effected.

(f)        Election to Resolve Claims.  This Section 16 is an election to resolve claims, disputes, and controversies by mediation and arbitration rather than the judicial process.  The parties agree and understand

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that they are waiving certain rights to seek redress before state and federal courts. It is understood that this will you and us to waive any right to a jury trial or a trial in court.  The parties understand that the rules applicable to arbitrations and the rights of parties in arbitrations differ from the rules and rights applicable in court.

16.10    Waiver of Punitive Damages and Jury Trial; Limitations of Actions. Except with respect to your obligations to indemnify us and claims that we may bring under Sections 7, 9, 15, or 16 of this Agreement, and except for claims arising from your non-payment or underpayment of any amounts owed to us or our affiliates, (1) any and all claims arising out of or related to this Agreement or the relationship between you and us shall be barred, by express agreement of the parties, unless an action or proceeding is commenced within two (2) years from the date the cause of action accrues; and (2) you and we hereby waive to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other, and agree that, except to the extent provided to the contrary in this Agreement, in the event of a dispute between you and us, each party will be limited to the recovery of any actual damages sustained by it.  You and we irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either you or us.

16.11    Governing Law/Consent To Jurisdiction. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§ 1051 et seq.) and except that all issues relating to arbitrability or the enforcement or interpretation of the agreement to arbitrate set forth in Section 16.9 which will be governed by the United States Arbitration Act (9 U.S.C. § 1 et seq.) and the federal common law relating to arbitration, this Agreement and the Franchise will be governed by the internal laws of the State of Arizona (without reference to its choice of law and conflict of law rules), except that the provisions of any Arizona law relating to the offer and sale of business opportunities or franchises or governing the relationship of a franchisor and its franchisees will not apply unless their jurisdictional requirements are met independently without reference to this Section.  You agree that we may institute any action against you arising out of or relating to this Agreement (which is not required to be arbitrated hereunder or as to which arbitration is waived) in any state or federal court of general jurisdiction in Maricopa County, Arizona, and you irrevocably submit to the jurisdiction of such courts and waive any objection you may have to either the jurisdiction or venue of such court.

16.12    Binding Effect. This Agreement is binding on and will inure to the benefit of our successors and assigns and, subject to the Transfers provisions contained in this Agreement, will be binding on and inure to the benefit of your successors and assigns, and if you are an individual, on and to your heirs, executors, and administrators.

16.13    No Liability to Others; No Other Beneficiaries. We will not, because of this Agreement or by virtue of any approvals, advice or services provided to you, be liable to any person or legal entity who is not a party to this Agreement, and no other party shall have any rights because of this Agreement.

16.14    Construction. All headings of the various Sections of this Agreement are for convenience only, and do not affect the meaning or construction of any provision.  All references in this Agreement to masculine, neuter or singular usage will be construed to include the masculine, feminine, neuter or plural, wherever applicable.  Except where this Agreement expressly obligates us to reasonably approve or not unreasonably withhold our approval of any of your actions or requests, we have the absolute right to refuse any request by you or to withhold our approval of any action or omission by you.  The term “affiliate” as used in this Agreement is applicable to any company directly or indirectly owned or controlled by you or your Principals, or any company directly or indirectly owned or controlled by us that sells products or otherwise transacts business with you.

16.15    Joint and Several Liability. If two (2) or more persons are the Franchisee under this Agreement, their obligation and liability to us shall be joint and several.

16.16    Multiple Originals. This Agreement will be executed using multiple copies, each of which will be deemed an original.

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16.17    Timing Is Important. Time is of the essence of this Agreement.  (“Time is of the essence” is a legal term that emphasizes the strictness of time limits.  In this case, it means it will be a material breach of this Agreement to fail to perform any obligation within the time required or permitted by this Agreement.)

16.18    Independent Provisions. The provisions of this Agreement are deemed to be severable.  In other words, the parties agree that each provision of this Agreement will be construed as independent of any other provision of this Agreement.

17.        NOTICES AND PAYMENTS.  All written notices, reports and payments permitted or required under this Agreement or by the operations manual will be deemed delivered: (a) at the time delivered by hand; (b) one (1) business day after transmission by telecopy, facsimile or other electronic system; (c) one (1) business day after being placed in the hands of a reputable commercial courier service for next business day delivery; or (d) three (3) business days after placed in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid; and addressed to the party to be notified or paid at its most current principal business address of which the notifying party has been advised, or to any other place designated by either party.  Any required notice, payment or report which we do not actually receive during regular business hours on the date due (or postmarked by postal authorities at least two (2) days before it is due) will be deemed delinquent.

18.        INDEPENDENT PROFESSIONAL JUDGMENT OF YOU AND YOUR GENERAL MANAGER.  YOU AND WE ACKNOWLEDGE AND AGREE THAT THE SPECIFICATIONS, STANDARDS AND OPERATING PROCEDURES RELATED TO THE SERVICES OFFERED BY THE FRANCHISE ARE NOT INTENDED TO LIMIT OR REPLACE YOUR OR YOUR GENERAL MANAGER’S (IF ANY) PROFESSIONAL JUDGMENT IN SUPERVISING AND PERFORMING THE SERVICES OFFERED BY YOUR FRANCHISE.  THE SPECIFICATIONS, STANDARDS, AND OPERATING PROCEDURES REPRESENT ONLY THE MINIMUM STANDARDS, AND YOU AND YOUR GENERAL MANAGER (IF ANY) ARE SOLELY RESPONSIBLE FOR ENSURING THAT THE FRANCHISE PERFORMS SERVICES IN ACCORDANCE WITH ALL APPLICABLE REQUIREMENTS AND STANDARDS OF CARE.  NOTHING IN THIS AGREEMENT SHALL OBLIGATE YOU OR YOUR GENERAL MANAGER (IF ANY) TO PERFORM ANY ACT THAT IS CONTRARY TO YOUR OR YOUR GENERAL MANAGER’S (IF ANY) PROFESSIONAL JUDGMENT; PROVIDED, HOWEVER, THAT YOU MUST NOTIFY US IMMEDIATELY UPON YOUR DETERMINATION THAT ANY SPECIFICATION, STANDARD OR OPERATING PROCEDURE IS CONTRARY TO YOUR OR YOUR GENERAL MANAGER’S (IF ANY) PROFESSIONAL JUDGMENT.

19.        ENTIRE AGREEMENT.  This Agreement, together with the introduction and exhibits to it, constitutes the entire agreement between us, and there are no other oral or written understandings or agreements between us concerning the subject matter of this Agreement.

20.        AMENDMENTS OR MODIFICATIONS.  This Agreement may be amended or modified only by written agreement signed by both you and us, except that we may modify the operations manual at any time as provided herein.  Nothing in this Agreement shall have the effect of disclaiming any of the information in the franchise disclosure document or its attachments or addenda.

21.        FRANCHISEE’S ACKNOWLEDGEMENT OF BUSINESS RISK AND ABSENCE OF GUARANTEE.

A.         Franchisee acknowledges and represents that Franchisor, itself or through any officer, director, employee, or agent, has not made, and Franchisee has not received or relied upon, any oral or written, visual, express or implied information, representations, warranties, guarantees, or promises regarding the amount of sales levels or income Franchisee might expect to earn from the rights granted hereby, except as set forth in the Franchise Disclosure Document. _____(Initialed by Franchisee)

B.         The business venture contemplated by the Franchisee Agreement involves business risks. _____ (Initialed by Franchisee)

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C.          Franchisee’s success will be largely dependent upon Franchisee’s ability as an independent businessperson.  _____ (Initialed by Franchisee)

D.          The Franchisee has received, read, and understands this Franchisee Agreement and any attachments.  _____ (Initialed by Franchisee)

E.          Franchisee understands and agrees that beverage distribution is highly competitive, cyclical, seasonal and volatile industry with constantly changing market conditions.  _____ (Initialed by Franchisee)

F.          Franchisee acknowledges and agrees that Franchisor has answered any questions it or its representatives have posed to Franchisor regarding this Franchisee Agreement to Franchisee’s satisfaction.  _____ (Initialed by Franchisee)

G.          Franchisee has been advised to consult with Franchisee’s own advisors with respect to the legal, financial, and other aspects of this Franchisee Agreement, the business franchised hereby, and the prospects for such business.  Franchisee either has consulted with such advisors or has deliberately declined to do so.  _____ (Initialed by Franchisee)

H.          Any written inquiries made to Franchisor by Franchisee pertaining to the nature of this Franchisee Agreement have been answered in writing to the satisfaction of Franchisee.  _____ (Initialed by Franchisee)

I.           Franchisee has had the opportunity and adequate time to independently investigate, analyze, and construe both the business opportunity being offered hereunder and the terms and provisions of this Franchisee Agreement, utilizing the services of legal counsel, accountants, and other advisors (if Franchisee so elects).  _____ (Initialed by Franchisee)

J.           Any and all applications, financial statements, and representations, whether oral or in writing, submitted to Franchisor by Franchisee were complete and accurate when submitted and are complete and accurate as of the date of execution of this Franchisee Agreement, unless the same have been otherwise amended in writing.  Franchisee states that he/she is not presently involved in any business activity that could be considered competitive in nature, unless heretofore disclosed to Franchisor in writing.  _____ (Initialed by Franchisee)

K.          Franchisee agrees not to contest, directly or indirectly, Franchisor’s ownership, title, right, or interest in its names or Proprietary Marks, trade secrets, methods, procedures, know-how, and advertising techniques which are part of Franchisor’s business or contest Franchisor’s sole right to register, use, or license others to use such names and Proprietary Marks, trade secrets, methods, procedures, and techniques.  _____ (Initialed by Franchisee)

L.          Franchisee’s signature to this Franchisee Agreement has not been induced by any representation inconsistent with the terms of this Franchisee Agreement or inconsistent with the Franchise Disclosure Document given to Franchisee by Franchisor. _____ (Initialed by Franchisee)

M.          Franchisee represents and warrants that Franchisee is not a party to or subject to any order or decree of any court or government agency which would limit or interfere in any way with the performance by Franchisee of the obligations under this Franchisee Agreement, and that Franchisee is not a party, and has not within the last ten (10) years been a party, to any litigation, bankruptcy, or legal proceedings other than those heretofore disclosed to Franchisor in writing.  _____ (Initialed by Franchisee)

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SIGNATURE PAGE

The parties to this Agreement now execute and deliver this Agreement in multiple counterparts as of the Agreement Date.

ESIO FRANCHISING, LLC

By:
Lyle Myers
President

FRANCHISEE

By:
Anthony Silverman
Its:

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EXHIBIT 1 TO THE

FRANCHISE AGREEMENT

1-1        Expiration Date.  Unless sooner terminated in accordance with the provisions of this Agreement, this Agreement will expire on August 14, 2023.

1-2        Protected Territory.  The Protected Territory referred to in Section 2.4 of this Agreement shall be:

The parties agree that the Protected Territory for the Franchised Business will be selected by Franchisee within forty five (45) days of the Effective Date of this Agreement.

1-3        Grand Opening Advertising Expenditure.  The grand opening advertising expenditure referenced in Section 3.7 of this Agreement shall be:  Minimum obligation over a 3 month period of time shall be $1,500.

1-4        Franchising Opening Schedule.  In signing the foregoing Agreement to which this Exhibit 1 is attached, you acknowledge that:

You have purchased the Franchise to which this Agreement corresponds in conjunction with your acquisition of three (3) Pilot Franchises;

The Franchise to which this Agreement corresponds constitutes ESIO Franchise number ________.

You must open each Franchise mentioned above within a certain time period specified by us, the length of which depends upon the number of Franchises you have purchased and the number of these Franchises that you have developed and opened for business before developing and opening the Franchise to which the Agreement corresponds.

You shall open your Pilot Franchises within three hundred and sixty five (365) days after signing this Franchise Agreement.

Exhibit 1-1

Expiration Date, Protected Territory,

Grand Opening Advertising, and Opening Schedule

EXHIBIT 2 TO THE ESIO™ FRANCHISE AGREEMENT

2-1       Contact Information of Person to Receive Notice For You.

TEMPCO, INC.

7625 E. Via Del Reposo

Scottsdale, AZ 85258

tonysilverman@hotmail.com

480-272-8745

(fax) 866-545-4875

2-2.       Operating Principal.  Your Operating Principal is Anthony Silverman.

Exhibit 1-2

Expiration Date, Protected Territory,

Grand Opening Advertising, and Opening Schedule

FIRST AMENDMENT TO FRANCHISE AGREEMENT

This First Amendment to Franchise Agreement (the “1st Amendment”) is being entered as of August 14, 2012 (“Effective Date”). The parties to this Agreement are ESIO Franchising, LLC, a Delaware limited liability company (“we,” “us,” or “ESIO”) and Tempco, Inc., a Nevada corporation (“you,” or “Franchisee”).

ESIO and Tempco desire to amend the Franchise Agreement for ESO Franchise No. ____ as follows:

For purposes of the Agreement, the term “Principal” shall mean all officers and directors of Developer as well as any shareholder owning more than 5% of the company’s outstanding capital stock.

Section 2.2 is deleted in its entirety and replaced with the following:

2.2        Term.  The Term of this Agreement is eleven (11) years from the Effective Date of this Agreement. You must operate the Franchise from a site (“the Site”) within the territory you select and we approve (“the Protected Territory”), and use the System and the Marks in the operation of that Franchise during the Term of this Agreement.  The Initial Term will begin on the Agreement Date.  (For convenience, the expiration date of the Initial Term is listed on Exhibit 1.)  Termination or expiration of this Agreement will constitute a termination or expiration of your Franchise.  (All references to the “term” of this Agreement refer to the period from the Agreement Date to the date on which this Agreement actually terminates or expires.)

Section 2.6(c) is deleted in its entirety and replaced with the following.

Renewal Agreement; Releases.  To renew the Franchise Agreement, the Company must execute the form of Franchise Agreement and any ancillary agreements we are then customarily using in the grant or renewal of franchises for the operation of ESIO Franchises (with appropriate modifications to reflect the fact that the agreement relates to the grant of a renewal franchise), except that no initial franchise fee will be payable upon renewal of the Franchise.  However, the Company must pay to us a renewal fee equal to fifty percent (50%) of our then-current Initial Franchise Fee for an ESIO Franchise.  You and your Principals, and their spouses, must also execute general releases, in a form satisfactory to us, of any and all claims against us and any affiliates we may have, and our and their respective owners, officers, directors, employees, and agents.

Section 3.2 is deleted in its entirety and replaced with the following.

Development Obligations and Deadlines. You agree at your own expense to do the following (a) within one year (365 days) of the date of this Agreement, (1) secure all financing required to fully develop the Franchise; (2) obtain all required building, utility, sign, health, sanitation and business permits and licenses and any other required permits and licenses; (3)  construct the Franchise according to the construction plans and specifications we have approved; (4) purchase and install all required equipment, furniture, furnishings and signs; (5) cause the training requirements of Section 3.3 to be completed; (6) purchase an opening inventory of products and other supplies and materials, including all marketing materials for your grand opening advertising campaign; (7)  provide proof, in a form satisfactory to us, that your operation of the Franchise at the Franchise location does not violate any applicable state or local zoning or land use laws, ordinances, or regulations, or any restrictive covenants that apply to such location; (8) provide proof, in a form satisfactory to us, that you (and/or your General Manager, as defined in Section 4.1, if any) are legally authorized and have all licenses necessary to perform all of the services to be offered by your Franchise, and that your organizational structure is consistent with all legal

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requirements; (9) do any other acts necessary to open the Franchise for business; (10) obtain our approval to open the Franchise for business; and (11) open the Franchise for business.

Section 3.13 is deleted in its entirety.

Section 3.17 is deleted in its entirety and replaced with the following.

3.17      Management and Personnel of the Franchise. You must appoint a General Manager, approved by us, who will devote his/her full-time and best efforts for the efficient operation of the Franchised Business to run the actual, on-site, day-to-day operations of the Franchised Business.  Any General Manager shall each obtain all licenses and certifications required by law before assuming his or her responsibilities at the Franchised Business.  You will ensure that each of your employees and independent contractors of the Franchised Business have any licenses as may be required by law, and hold or are pursuing any licenses, certifications, and/or degrees required by law or by us in the Operations Manual, as updated from time to time.  You will be exclusively responsible for the terms of your employees’ and independent contractors’ employment and compensation, and for the proper training of your employees and independent contractors in the operation of the Franchise.  You must establish any training programs for your employees and/or independent contractors that we may prescribe in writing from time to time.  You must require all employees and independent contractors to maintain a neat and clean appearance, and conform to the standards of dress that we specify in the Operations Manual, as updated from time to time.  Each of your employees and independent contractors must sign a written agreement, in a form approved by us, to maintain confidential our Confidential Information, proprietary information, and trade secrets as described in Section 9.1, and to abide by the covenants not to compete described in Section 15.5.  You must forward to us a copy of each such signed agreement.  Your General Manager and all of your employees and independent contractors must render prompt, efficient and courteous service to all customers of the Franchise.  You agree not to recruit or hire, either directly or indirectly, any employee (or a former employee, for six (6) months after his or her employment has ended) of any ESIO Franchisee or Developer franchise operated by us, any affiliates we may have, or another ESIO Franchise owner without first obtaining the written consent of us, our affiliate, or the Franchise owner that currently employs (or previously employed) such employee.  (If you violate this provision, in addition to any other right or remedy we may have, you agree to pay the employee’s current or former employer twice the employee’s annual salary, plus all costs and attorneys’ fees incurred as a result of the violation.  This amount is set at twice the employee’s annual salary because it is a reasonable estimation of the damages that would occur from such a breach, and it will almost certainly be impossible to calculate precisely the actual damages from such a breach.)

Section 4.1 is deleted in its entirety and replaced with the following.

4.1        Operating Principal.  The Franchised Business must be directly supervised “on-site” by a General Manager who has been approved by Franchisor and who has satisfactorily completed Franchisor’s Training Program, in Franchisor’s reasonable discretion  unless Franchisor has waived that requirement.

Section 4.2 is deleted in its entirety and replaced with the following.

4.2        Supervision of Franchise Business. The General Manager will be obligated to devote his or her full time, best efforts, and constant personal attention to the Franchise’s operations, and must have full authority from you to implement the System at the Franchise.  You must not hire any General Manager or successor General Manager without first receiving our written approval of such General Manager’s qualifications.  Each General Manager and successor General Manager must attend and complete Franchisor’s Training Program.  Each General Manager must sign a written agreement, in a

First Amendment to Franchise Agreement Tempco (Pilot)	2

form approved by us, to maintain confidential our Confidential Information described in Section 9.1, and to abide by the covenants not to compete described in Section 15.5.  You must forward to us a copy of each such signed agreement.  If we determine, in our sole discretion, during or following completion of the Franchisor’s Training program, that your General Manager is not qualified to act as General Manager of the Franchise, then we have the right to require you to choose (and obtain our approval of) a new individual for that position.  The name of the Operating Principal or General Manager who will supervise the Franchised Business is set forth on the signature page of this Agreement.  Any changes must be approved by Franchisor.

Section 4.3 is deleted in its entirety.

Section 4.4 is deleted in its entirety.

Section 13 is deleted in its entirety and replaced with the following.

13.        We shall have the right, but not the obligation, to cause a subsidiary or affiliate of ours to perform any or all of our obligations and exercise any or all of our rights under this Agreement and under any Franchise Agreement, and to require you to perform any or all of its obligations hereunder, in favor or such subsidiary or affiliate, by delivery of written notice thereof to you.

13.1      Transfer By Us.

(a)        We have the right, exercisable at any time, upon notice to you and your provision of written consent, which shall not be unreasonably withheld, to change our ownership or form and/or transfer and assign all or any part of our rights and obligations under this Agreement to any person or legal entity as long as such person or legal entity expressly assume the obligations under this Agreement.

(b)        After our transfer or assignment of this Agreement to a third party, in a manner consistent with this Agreement, who expressly assumes the obligations under this Agreement, we no longer will have any performance or other obligations under this Agreement.

13.2      Transfer By You.  Subject to your compliance with the Conditions for Approval of Assignment or Transfer set forth in Section 13.3 below, you shall have the right to transfer this Agreement and/or the rights set forth in this Agreement in a manner consistent with the Agreement.

13.3      Conditions for Approval of Assignment or Transfer.  Our consent to a Transfer of your rights under this Agreement shall be conditioned on your compliance and the proposed assignee’s compliance with the conditions set forth below.  For purposes of this Agreement, “Transfer” means any voluntary, involuntary, direct or indirect assignment, sale, gift, exchange, grant of a security interest, or occurrence of any other event which would or might change your controlling ownership, and includes, without limitation:  (1) the Transfer of a controlling interest of capital stock, partnership interest or other ownership interest of Franchisee; (2) merger or consolidation, or issuance of additional securities representing an ownership interest in Franchisee; (3) sale of more than 50% of the common stock of Franchisee sold pursuant to a private placement or registered public offering; (4) Transfer of an controlling interest in Franchisee in a divorce proceeding or otherwise by operation of law; or (5) Transfer of an

First Amendment to Franchise Agreement Tempco (Pilot)	3

controlling interest by will, declaration of or transfer in trust, or under the laws of intestate succession.

(a)        that the assignee (or the principal officers, shareholders, directors or general partners of the assignee in the case of a business entity assignee) demonstrates that it has the skill, qualifications and economic resources necessary, in our judgment, reasonably exercised, to own and operate the Developer Business;

(b)        that Franchisee has paid all amounts owed to us;

(c)        that the assignee shall expressly assume in writing for our benefit all of the  obligations of Franchisee under this Agreement and any other agreements proposed to be assigned to such assignee;

(d)        that neither the assignee nor its owners or affiliates operates, has an ownership interest in or performs services for a Competitive Business (defined in Section 15.5);

(e)        that the assignee shall have completed (or agreed to complete) our training program;

(f)        that the assignee signs our then current form of Franchise Agreement, the provisions of which may differ materially from any and all of those contained in this Agreement, and the term of which shall be the remaining term of this Agreement;

(g)        that as of the date of any such assignment, the assignor shall have strictly complied with all of its obligations to us, whether under this Agreement or any other agreement, arrangement or understanding with us;

(h)        that the assignee is not then in default of any of the obligation to us under any agreement between such assignee and us;

(i)         that the assignor shall pay to us a transfer fee, except for transfers pursuant to Section 13.4 below;

(j)         that the assignor shall sign a general release, in a form satisfactory to us, of any and all claims against us and our affiliates and our and their respective shareholders, officers, directors, employees, representatives, agents, successors and assigns; and

(k)        Any attempted assignment or transfer of your rights under this Agreement without complying with the conditions set forth in this Section 13.3 is a breach of this Agreement and has no effect.

13.4      Company’s Right of First Refusal.  If Franchisee or Franchisee’s shareholders (the “Seller”), at any time, determine to sell or transfer a controlling interest in Franchisee, this Agreement or the Franchised Business, as applicable, the Seller must obtain from a responsible and fully disclosed buyer, and send us a true and complete copy of a bona fide, executed written offer relating exclusively to an interest in Franchisee or this Agreement and the Franchised Business.  The offer must include details of the

First Amendment to Franchise Agreement Tempco (Pilot)	4

payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price.  To be a valid, bona fide offer, the proposed purchase price must be in a fixed dollar amount and without any contingent payments of purchase price (such as earn-out payments).

We may, by delivering written notice to the Seller within fifteen (15) days after we receive both an exact copy of the offer and all other information requested, elect to purchase the interest for the price and on the terms and conditions contained in the offer, provided that: 1) we may substitute cash for any form or payment proposed in the offer; (2) our credit will be deemed equal to the credit of any proposed buyer; (3) the closing will be not less than thirty (30) days after notifying the Seller of our election to purchase or, if later, the closing date proposed in the offer; and (4) we must receive, and the Seller agrees to make, all customary representations and warranties, given by the seller of the assets of a business or ownership interests in a legal entity, as applicable, including, without limitation, representations and warranties regarding ownership and condition of, and title to, assets and (if applicable) ownership interests and validity of contracts and the liabilities, contingent on otherwise, relating to the assets or ownership interests being purchased. If we exercise our right of first refusal, the Seller agrees that, for two (2) years beginning on the closing date, the Seller and members of its immediate family will be bound by the non-competition covenant contained in Section 15.5 below.

If we do not exercise our right of first refusal, the Seller may complete the sale to the proposed buyer on the original offeror’s terms.  If the Seller does not complete the sale to the proposed buyer within: (i) one hundred eighty (180) days if the buyer is a publicly traded company (for purposes of this Agreement a publicly traded company is a company issuing stocks, which are traded on the open market, either on a stock exchange or on the over-the-counter market); or (ii) sixty (60) days if the buyer is a privately held company; after we notify the Seller that we do not intend to exercise our right of first refusal, or if there is a material change in the terms of the sale (which the Seller must let us know promptly), we will have an additional right of first refusal during the thirty (30) day period following either the expiration of the applicable period or receipt of notice of the material change(s) in the sale’s terms, either on the terms originally offered or the modified terms, at our option.

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SIGNATURE PAGE

The parties to this First Amendment to Franchise Agreement now execute and deliver this Agreement in multiple counterparts as of the Effective Date.

ESIO FRANCHISING, LLC

By:
Lyle Myers
President

TEMPCO, INC.

By:
Anthony Silverman
Its:

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